                                                               Exhibit 2.1


                         AGREEMENT AND PLAN OF MERGER

                                     among

                               ENVIROGEN, INC.,

                            FLUID MANAGEMENT, INC.

                                      and

                               WILLIAM C. SMITH,

                             DOUGLAS W. JACOBSON,

                                 GARY W. HAWK

                                      and

                            RICHARD W. SCHOWENGERDT



                            Dated January 14, 1997

                                     INDEX
                                     -----

                                                                                       Page
                                                                                       ----
SECTION 1.  THE MERGER.................................................................   1
     1.01   Merger; Surviving Corporation..............................................   1
     1.02   Certificate of Incorporation...............................................   1
     1.03   By-Laws....................................................................   2
     1.04   Directors and Officers.....................................................   2
     1.05   Effective Time.............................................................   2
     1.06   Conversion of Company Shares...............................................   3
     1.07   Exchange of Certificates...................................................   3

SECTION 2.  THE MERGER CONSIDERATION...................................................   3
     2.01   Merger Consideration.......................................................   3
     2.02   Manner of Payment..........................................................   4
     2.03   Closing Certificate........................................................   5
     2.04   Closing Statement..........................................................   5
     2.05   Post-Closing Adjustment....................................................   7
     2.06   Anti-Dilution Provision....................................................   7

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
     STOCKHOLDERS......................................................................   8
     3.01   Organization and Good Standing.............................................   8
     3.02   Power and Authorization....................................................   8
     3.03   No Conflicts...............................................................   9
     3.04   Capitalization.............................................................  10
     3.05   Company Investments and Subsidiaries.......................................  10
     3.06   Compliance with Laws.......................................................  10
     3.07   Litigation.................................................................  11
     3.08   Financial Statements.......................................................  11
     3.09   Accounts Receivable........................................................  12
     3.10   Product Design; Warranties.................................................  12
     3.11   Real Property..............................................................  12
     3.12   Personal Property..........................................................  13
     3.13   List of Properties, Contracts, etc.........................................  13
     3.14   Contracts..................................................................  15
     3.15   Insurance..................................................................  15
     3.16   Intellectual Property......................................................  16
     3.17   Customers and Suppliers....................................................  17
     3.18   Taxes......................................................................  17
     3.19   Employee Benefit Plans.....................................................  19
     3.20   Labor Matters..............................................................  21
     3.21   Directors, Officers and Employees..........................................  22
     3.22   Affiliate Agreements.......................................................  22
     3.23   Environmental Matters......................................................  23
     3.24   Absence of Certain Changes and Events......................................  25
     3.25   Books and Records..........................................................  27

                                                                                       Page
                                                                                       ----
     3.26   Brokers....................................................................  27
     3.27   Full Disclosure............................................................  27
SECTION 4. REPRESENTATIONS AND WARRANTIES OF ENVIROGEN.................................  28
     4.01   Organization and Good Standing.............................................  28
     4.02   Power and Authorization....................................................  28
     4.03   No Conflicts...............................................................  28
     4.04   Brokers....................................................................  29
     4.05   Capital Stock..............................................................  29
     4.06   Envirogen Reports..........................................................  29
     4.07   Information Included in Proxy Statement....................................  30
     4.08   Opinion of Financial Advisor...............................................  30
     4.09   Vote Required..............................................................  30
     4.10   Securities Purchase Agreement..............................................  30

SECTION 5.  AGREEMENTS AND COVENANTS...................................................  31
     5.01   Special Stockholders Meeting...............................................  31
     5.02   Proxy Statement............................................................  31
     5.03   Further Action; Reasonable Best Efforts....................................  32
     5.04   Access to Information; Confidentiality.....................................  32
     5.05   Public Announcements.......................................................  32
     5.06   No Solicitation............................................................  32
     5.07   Notification of Certain Matters............................................  33
     5.08   Conduct of the Company's Business..........................................  35
     5.09   Conduct of Envirogen's Business............................................  36
     5.10   Sale of Shares of the Company..............................................  37
     5.11   Retirement of Certain Loans................................................  37
     5.12   Financial Information......................................................  38
     5.13   Adoption by Stockholders...................................................  38
     5.14   Stock Options..............................................................  38
     5.15   Costs and Expenses.........................................................  38
     5.16   Covenant Not-to-Compete....................................................  39
     5.17   Voting Agreement of Allen & Company Incorporated...........................  40
     5.18   Repayment of Company Debt..................................................  40
     5.19   Envirogen Board Nominee....................................................  40
     5.20   Indemnification of the Company's Directors and Officers....................  40
     5.21   Post-Closing Operation of the Company......................................  41
     5.22   Continuation of PAC Plans..................................................  41
     5.23   Insurance Matters..........................................................  41

SECTION 6.  CONDITIONS.................................................................  41
     6.01   Conditions Precedent to the Obligations of All Parties.....................  41
     6.02   Additional Conditions Precedent to the Obligations of Envirogen............  43
     6.03   Additional Conditions Precedent to the Obligations of the Company
            and Stockholders...........................................................  44

                                                                                       Page
                                                                                       ----
     6.04   Waiver.....................................................................  45

SECTION 7.  SECURITIES MATTERS.........................................................  45
     7.01   Investment Representations and Covenants of Stockholders...................  45
     7.02   Registration Rights Agreement..............................................  47

SECTION 8.  INDEMNIFICATION; ESCROW....................................................  47
     8.01   Indemnification............................................................  47
     8.02   Escrow.....................................................................  49

SECTION 9.  TERMINATION................................................................  51
     9.01   Termination................................................................  51
     9.02   Effect of Termination......................................................  51

SECTION 10. GENERAL PROVISIONS.........................................................  52
     10.01  Amendment..................................................................  52
     10.02  Extension; Waiver..........................................................  52
     10.03  Notices....................................................................  52
     10.04  Assignment and Benefit.....................................................  54
     10.05  Severability...............................................................  54
     10.06  Other Remedies.............................................................  54
     10.07  Further Assurances.........................................................  54
     10.08  Governing Law..............................................................  54
     10.09  Section Headings and Defined Terms.........................................  54
     10.10  Counterparts...............................................................  55
     10.11  Entire Agreement...........................................................  55
     10.12  Income Tax Position........................................................  55
     10.13  Enforcement Expenses.......................................................  55
     10.14  Access to Records..........................................................  55

EXHIBITS
--------
Exhibit 1.05(i)     Form of Delaware Certificate of Merger
Exhibit 1.05(ii)    Form of Wisconsin Articles of Merger
Exhibit 2.02(b)     Form of Escrow Agreement
Exhibit 2.03        Form of Closing Certificate
Exhibit 5.17        Voting Agreement of Allen & Company Incorporated
Exhibit 6.01(i) Form of Employment Agreement between Envirogen and each Stockholder
Exhibit 6.02(d) Matters to be opined upon by counsel to the Company and the Stockholders
Exhibit 6.02(f)     Form of Stockholder Release
Exhibit 6.02(i) Contracts, Plans and Agreements to be Terminated At or Before Closing
Exhibit 6.03(b)     Matters to be opined upon by counsel to Envirogen
Exhibit 6.03(c)     Form of Registration Rights Agreement

SCHEDULES
---------
Disclosure Schedule of the Company and Stockholders

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into on this 14th day of January, 1997 by and among Envirogen, Inc., a Delaware corporation ("Envirogen"), Fluid Management, Inc., a Wisconsin corporation (the "Company"), and William C. Smith, Douglas W. Jacobson, Gary W. Hawk and Richard
W. Schowengerdt, being all of the stockholders of the Company (individually, a "Stockholder" and, collectively, the "Stockholders").

                                   BACKGROUND

     The parties desire that the Company merge with and into Envirogen upon the terms and conditions set forth herein and in accordance with the laws of the State of Delaware and the State of Wisconsin.

     It is intended that the merger of the Company with and into Envirogen will be a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW THEREFORE, in consideration of the mutual terms and conditions herein contained, and intending to be legally bound, it is agreed between the parties hereto as follows:


                            SECTION 1.  THE MERGER

     1.01  Merger; Surviving Corporation.  In accordance with the provisions of
           -----------------------------
this Agreement, the General Corporation Law of the State of Delaware ("DGCL") and the Business Corporation Law of the State of Wisconsin ("WBCL"), at the Effective Time (as such term is defined in Section 1.05 hereof), the Company shall be merged with and into Envirogen (the "Merger"), and Envirogen shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Company shall cease. All properties, franchises and rights belonging to the Company and Envirogen, by virtue of the Merger and without further act or deed, shall be deemed to be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Envirogen and the Company.

     1.02  Certificate of Incorporation.  At the Effective Time, Article Fourth
           ----------------------------
of the Certificate of Incorporation of Envirogen, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as follows:

           "FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 52,000,000 shares, divided into two classes, one class consisting of 50,000,000 shares of common stock, par value $.01 per share, and the other class consisting of 2,000,000 shares of preferred stock, par value $.01 per share.

           The Board of Directors of the Corporation is hereby expressly authorized, at any time and from time to time, to divide the preferred stock into one or more series, to issue from time to time in whole or in part the stock of any such series, and in the resolution or resolutions providing for the issue of stock of a series to fix and determine the dividend rates, voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, redemption rights, restrictions and special or relative rights of the series that may be desired.

           Except for and subject to the rights expressly granted to the holders of preferred stock or any series thereof, pursuant to the authority hereby vested in the Board of Directors, and except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively the rights of stockholders."

Except as provided herein, Envirogen's Certificate of Incorporation, as amended, as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

     1.03  By-Laws.  Envirogen's By-Laws, as amended, in effect immediately
           -------
prior to the Effective Time shall be the By-Laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

     1.04  Directors and Officers.  The directors of Envirogen immediately prior
           ----------------------
to the Effective Time shall serve as directors of the Surviving Corporation following the Effective Time in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL, except that (i) Seymour
L. Meisel shall tender his resignation as a director, (ii) William C. Smith, the designee of the Stockholders, shall be appointed by the Board of Directors of Envirogen to fill the vacancy created thereby and (iii) Robert S. Hillas, the designee of Warburg, Pincus Ventures, L.P., shall be appointed by the Board of Directors of Envirogen to fill a previously existing vacancy, in each case effective as of the Effective Time. The officers of Envirogen immediately prior to the Effective Time shall serve in such capacities at the pleasure of the Board of Directors of the Surviving Corporation following the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and the DGCL, except that William C. Smith shall be appointed by the Board of Directors of Envirogen to serve as the Chairman of the Board, effective as of the Effective Time.

     1.05  Effective Time.  The Merger shall become effective at the time and
           --------------
date that the last of the following two events has occurred: (i) the acceptance for filing of a certificate of merger (the "DGCL Certificate of Merger"), in substantially the form attached hereto as Exhibit 1.05(i), by the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL; and (ii) the acceptance for filing of articles of merger (the "WBCL Articles of Merger"), in substantially the form attached hereto as Exhibit 1.05(ii), by the Department of Financial Institutions of the State of Wisconsin in accordance with Section 180.1107 of the WBCL. The DGCL Certificate of Merger and the WBCL Articles of Merger shall be executed by Envirogen and the Company and delivered to the Secretary of State of the State of Delaware and the Department of Financial Institutions of the State of Wisconsin, respectively, for filing, as stated above, on the Closing Date provided for in
Section 1.07(b). The date and time when the Merger shall become effective are referred to herein as the "Effective Time."

     1.06  Conversion of Company Shares.  All shares of common stock, $.10 par
           ----------------------------
value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted at the Effective Time into the Merger Consideration (as defined in Section 2.01 hereof).

     1.07  Exchange of Certificates; Closing.  (a)  At the Closing provided for
           ---------------------------------
in paragraph (b) below, immediately after the Effective Time of the Merger, the Stockholders shall surrender to the Surviving Corporation all of the outstanding certificates theretofore representing shares of Company Common Stock in exchange for the Merger Consideration payable to the Stockholders at Closing as provided for in Section 2. Until such certificates are surrendered, outstanding certificates formerly representing shares of Company Common Stock shall be deemed for all purposes as evidencing the right to receive the Merger Consideration into which such shares have been converted as though said surrender and exchange had taken place. In no event will a holder of shares of Company Common Stock be entitled to interest on the Merger Consideration issuable in respect of such shares.

           (b) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the later of (a) the second business day after the date on which Envirogen stockholder approval is obtained, as contemplated by Section 5.01 hereof, or (b) the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in
Section 6 hereof (the "Closing Date"), at the offices of Drinker Biddle & Reath, 47 Hulfish Street, Princeton, New Jersey, or such other date and place as the parties shall agree.

                     SECTION 2.  THE MERGER CONSIDERATION

     2.01  Merger Consideration.  Subject to adjustment as herein provided, all
           --------------------
of the issued and outstanding shares of Company Common Stock shall be converted at the Effective Time of the Merger into (a) 4,190,477 shares of common stock, par value $.01 per share, of Envirogen ("Envirogen Common Stock") and (b) cash in an amount equal to (i) Eleven Million Dollars ($11,000,000), plus (ii) the amount of all cash and cash equivalents of the Company on the Closing Date that exceeds Fifty Thousand Dollars ($50,000), minus (iii) the amount by which all cash and cash equivalents of the Company on the Closing Date is less than Fifty Thousand Dollars ($50,000), minus (iv) the amount of all Company Debt (as defined below) that is outstanding on the Closing Date; provided, however, that
                                                        --------  -------
in the event the Company's Estimated Adjusted Net Worth (as defined in Section 2.03(b) hereof) is less than Two Million Dollars ($2,000,000) (and, if less than One Million Dollars ($1,000,000) and Envirogen in its sole and absolute discretion waives the closing condition set forth in Section 6.02(c) hereof), the amount of cash payable under this clause (b) shall be further reduced by the amount by which the Company's Estimated Adjusted Net Worth is less than $2,000,000 (the consideration referred to in clauses (a) and (b) above being together referred to herein as the "Merger Consideration"). For purposes of this Section 2, the term "Company Debt" shall mean the principal amount of all outstanding indebtedness of the Company for borrowed money on the Closing Date, provided that such term shall exclude any outstanding indebtedness of the Company for borrowed money on the Closing Date to the extent such money has been used to distribute to the Stockholders Permitted Tax Dividends (as defined below) or has been used by the Company to pay on or about March 15, 1997 amounts of the Permitted Accrual (as defined in Section 2.03(c) hereof) which become payable within 75 days of December 31, 1996 in accordance with the existing terms and conditions of the Company's PAC Plans (as defined in Section 5.22 hereof) (such excluded debt being referred to herein as the "Permitted Debt"). For purposes of this Agreement, "Permitted Tax Dividends" shall mean distributions of cash to the Stockholders in an amount equal to the Stockholders' federal, state and local income taxes attributable to the Company's Taxable Income (as defined below) for the year ended December 31, 1996, less amounts previously paid to the Stockholders in respect of such income taxes. The parties hereto agree that Permitted Tax Dividends will equal in the aggregate 46.875% of the Company's Taxable Income and that $2,188,000 of Permitted Tax Dividends has already been distributed by the Company to the Stockholders during the period commencing January 1, 1996 and ending on the date of this Agreement and that $660,000 of Permitted Debt was incurred by the Company in connection with the payment of such Permitted Tax Dividends. As used in this Agreement, the term "Taxable Income" shall mean the Company's net income plus the provision for unrealized sales, in each case as reflected on the Company's audited statement of income for the year ended December 31, 1996, to be delivered to Envirogen at Closing pursuant to Section 6.02(j) hereof.

     2.02  Manner of Payment.
           -----------------

           (a) Upon presentation of the certificates representing the shares of Company Common Stock owned by the Stockholders, Envirogen shall, subject to the escrow provisions of paragraphs (b) and (c) below, make payment of the Merger Consideration payable to the Stockholders. The Merger Consideration shall be allocated among the Stockholders in proportion to the number of shares of Company Common Stock owned by each Stockholder at the Effective Time of the Merger. Subject to the escrow provisions of paragraphs (b) and (c) below, the cash portion of the Merger Consideration payable to each Stockholder shall be paid in immediately available U.S. dollars by wire transfer of funds to a bank account designated by such Stockholder.

           (b) At the Closing, Envirogen shall pay to the Escrow Agent (as defined in Section 8.02 hereof) an aggregate amount of One Million One Hundred Thousand Dollars ($1,100,000) of the cash portion of the Merger Consideration (the "Escrow Money") to be held in an escrow account (the "Escrow Account") pursuant to the provisions of Section 8.02 hereof and the Escrow Agreement substantially in the form attached hereto as Exhibit 2.02(b) (the "Escrow Agreement").

           (c) At the Closing, immediately after the delivery to the Stockholders of certificates for the shares of Envirogen Common Stock to be issued in the Merger, the Stockholders shall deliver to the Escrow Agent a certificate or certificates representing in the aggregate a total of 419,048 of such shares (the "Escrow Shares"), duly endorsed in blank for transfer by the Stockholders, to be held in escrow by the Escrow Agent pursuant to the provisions of Section 8.02 hereof and the Escrow Agreement.

     2.03  Closing Certificate.  On the Closing Date, the Company and the
           -------------------
Stockholders shall deliver to Envirogen a certificate, in substantially the form attached hereto as Exhibit 2.03, dated the Closing Date and signed by the Stockholders and by the Company's President on behalf of the Company, as to the matters set forth below, along with such records, documents and supporting information that Envirogen may request with respect thereto:

           (a) the amount of the Company's cash and cash equivalents on the Closing Date;

           (b) a good faith estimate of the amount of the Company's Adjusted Net Worth (as defined in Section 2.04(b) hereof) ("Estimated Adjusted Net Worth"), Company Debt (the "Estimated Company Debt"), Permitted Debt ("Estimated Permitted Debt") and Permitted Reserve (as defined in Section 2.04(b) hereof) ("Estimated Permitted Reserve"), in each case on the Closing Date, and the calculation thereof; and

           (c) a good faith estimate of the accrual at December 31, 1996 for unpaid bonuses for the years ended December 31, 1995 and 1996 under the Company's PAC Plans (as defined in Section 5.22 hereof) ("Permitted Accrual") and the outstanding balance, if any, of such Permitted Accrual on the Closing Date, and the calculation thereof.

     2.04  Closing Statement.
           -----------------

           (a)  The Closing Statement.  For purposes of determining actual
                ---------------------
Adjusted Net Worth, actual Company Debt, actual Permitted Debt and actual Permitted Reserve, in each case on the Closing Date, and actual Permitted Accrual on December 31, 1996, the Surviving Corporation shall prepare or cause to be prepared promptly following the Closing, a balance sheet of the Company as of the Closing Date and income statements of the Company for the year ended December 31, 1996 and for the period commencing January 1, 1997 and ending on the Closing Date. Such balance sheet and income statements shall be prepared in accordance with GAAP. Such balance sheet and income statements prepared and finally determined as provided in this Section 2.04 is referred to herein as the "Closing Statement." Within 45 days following the Closing, the Surviving Corporation shall deliver to the Stockholders a final draft of the Closing
Statement.   All determinations of the Stockholders with respect to all matters referred to in this Section 2.04 shall require the approval of all of the Stockholders.

           (b)  Adjusted Net Worth.  As used in this Agreement, "Adjusted Net
                ------------------
Worth" shall be that amount equal to the excess of all assets of the Company on the Closing Date over all liabilities of the Company on the Closing Date, in each case determined in accordance with United States generally accepted accounting principles applied on a basis consistent with the accounting principles used in preparing the Company's Audited Financial Statements described in Section 3.08(a) hereof (such accounting principles are herein referred to as "GAAP"), except that in the determination of Adjusted Net Worth no effect will be given to (i) the Company Debt on the Closing Date, (ii) the Permitted Debt on the Closing Date, (iii) the Permitted Accrual to the extent outstanding on the Closing Date, (iv) the Permitted Reserve on the Closing Date or (v) any accounting or other effect of the transactions described in this Agreement, and except further that for purposes of calculating Adjusted Net Worth only, the Company's cash and cash equivalents as of the Closing Date shall be deemed to equal $50,000. For purposes of this Agreement, "Permitted Reserve" shall mean the Company's accrual for unrealized sales on the Closing Date less 1.86% of all PECFA (as defined in Section 6.01(h) hereof) draw requests subject to adjustment as of the Closing Date.

           (c)  Discussions.  The Stockholders and Envirogen shall, throughout
                -----------
the entire period from the date of this Agreement to the date of the deliveries required by Sections 2.03 and 2.04(a) of this Agreement, meet and discuss any and all financial and business matters relating to such process and the preparation of the Closing Certificate and the Closing Statement. If the Stockholders and Envirogen cannot resolve any disagreement between themselves with respect to the Closing Statement, then the procedures described in Sections 2.04(d) and 2.04(e) of this Agreement shall be used. The Stockholders and their auditors may observe the taking of the inventory in connection with the Closing Statement and may review the work papers of Envirogen's auditors in connection with the preparation of the Closing Statement.

           (d)  Objections.
                ----------

                (i) If the Stockholders object to any matter on the Closing Statement the Stockholders shall, within thirty (30) calendar days after the date of the Closing Statement, notify Envirogen of such objection and specify the grounds for such objection.

                (ii) If Envirogen does not agree with the objection of the Stockholders, Envirogen shall, within thirty (30) calendar days after receipt of such objection, notify the Stockholders of such fact.

           (e)  Independent Accountants.  Any disagreement between the
                -----------------------
Stockholders and Envirogen with respect to any matter on the Closing Statement shall be submitted by either the Stockholders or Envirogen for resolution to Price Waterhouse LLP (the "Independent Accountants"). Each of the parties shall furnish, at its own expense, the Independent Accountants and the other parties hereto with such documents and other written information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other written information and documents as it deems relevant, with appropriate copies or notification being given to the other parties hereto. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement between the Stockholders and Envirogen, at which conference each party shall have the right to present such additional documents, materials and other information and to have present such advisors, counsel and accountants as each party shall choose in its sole discretion. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants. The determination of the Independent Accountants shall be final and binding. The Independent Accountants shall determine the proportion of their fees and expenses to be paid by the Stockholders and by Envirogen, the greater the degree to which the Independent Accountants have accepted the position of a party, the smaller the proportion of fees and expenses assessed against that party.

     2.05  Post-Closing Adjustment.
           -----------------------

           (a) Post-Closing adjustments to the Merger Consideration shall be made in the following manner:

                (i) In the event Estimated Adjusted Net Worth equals or exceeds $2,000,000 and the actual Adjusted Net Worth of the Company is less than $2,000,000, then the Stockholders shall pay to the Surviving Corporation an amount equal to the difference between $2,000,000 and the amount of the actual Adjusted Net Worth of the Company;

                (ii) In the event Estimated Adjusted Net Worth is less than $2,000,000 (and the appropriate adjustment to the Merger Consideration is accordingly made pursuant to Section 2.01 hereof) and the actual Adjusted Net Worth of the Company is less than such Estimated Adjusted Net Worth, then the Stockholders shall pay to the Surviving Corporation an amount equal to such deficiency;

                (iii) In the event Estimated Adjusted Net Worth is less than $2,000,000 (and the appropriate adjustment to the Merger Consideration is accordingly made pursuant to Section 2.01 hereof) and the actual Adjusted Net Worth of the Company is greater than such Estimated Adjusted Net Worth, then the Surviving Corporation shall pay to the Stockholders an amount equal to the difference between (A) the lesser of $2,000,000 and the actual Adjusted Net Worth of the Company as reflected on the Closing Statement and (B) the Estimated Adjusted Net Worth of the Company;

                (iv) In the event Estimated Company Debt is less than actual Company Debt, then the Stockholders shall pay to the Surviving Corporation an amount equal to any such deficiency; and

                (v) In the event Estimated Company Debt is greater than actual Company Debt, then the Surviving Corporation shall pay to the Stockholders an amount equal to any such excess.

           (b) Any amounts payable by the Stockholders to the Surviving Corporation pursuant to this Section 2.05 shall be made first from the Escrow Account in accordance with the terms set forth in Section 8.02 hereof and then, if necessary, by the Stockholders by certified check or wire transfer of immediately available funds to an account designated by the Surviving Corporation. Any amounts payable by the Surviving Corporation to the Stockholders shall be made by certified check or wire transfer of immediately available funds to an account or accounts designated by the Stockholders.

     2.06  Anti-Dilution Provision.  In the event that, between the date of this
           -----------------------
Agreement and the Effective Time, the issued and outstanding shares of Envirogen Common Stock shall have been changed into a different number of shares as the result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction, then the number of shares of Envirogen Common Stock set forth in Section 2.01(a) and the number of Escrow Shares set forth in Section 2.02(c) shall be adjusted appropriately.

                 SECTION 3. REPRESENTATIONS AND WARRANTIES OF
                         THE COMPANY AND STOCKHOLDERS

     Certain information relating to the representations and warranties of the Company and the Stockholders is set forth in a Disclosure Schedule hereto (the "Disclosure Schedule") prepared by the Company and the Stockholders and delivered to Envirogen pursuant to this Agreement as of the date hereof. The disclosures in the Disclosure Schedule shall relate only to the representations and warranties to which they expressly refer and shall be deemed to be representations and warranties as if made hereunder. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Disclosure Schedule (other than a disclosure in the Disclosure Schedule which expressly relates to a specifically identified representation and warranty), those in this Agreement shall control. All capitalized terms used in the Disclosure Schedule have the definitions specified in this Agreement. Disclosure of a matter or document in the Disclosure Schedule shall not be deemed to be an acknowledgement that such matter is material or outside the ordinary course of business of the Company. The Company and the Stockholders may supplement the Disclosure Schedule from time to time subject to and in accordance with Section 5.07(c) of this Agreement, and from and after any such supplement the term "Disclosure Schedule" as used in this Agreement shall mean the Disclosure Schedule as so supplemented.

     The Company and each Stockholder (provided that in the case of a reference in this Section 3 to the business, affairs or status of a Stockholder, such Stockholder shall be deemed to make such representation solely with respect to himself) represent and warrant to Envirogen as follows:

     3.01  Organization and Good Standing.  The Company is a corporation duly
           ------------------------------
organized, validly existing and in active status (meaning it has filed the required Domestic Corporation Annual Reports with the Wisconsin Department of Financial Institutions and has not filed Articles of Dissolution) under the laws of the State of Wisconsin and has all necessary corporate power and authority to carry on its business, to own and lease the assets that it owns and leases and to perform all its obligations. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction identified in the Disclosure Schedule, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification.

     3.02  Power and Authorization.  The Company has full legal right, power and
           -----------------------
authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Company Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by the Company of this Agreement and the Company Transaction Documents have been duly authorized by the Board of Directors of the Company and approved by the Stockholders, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Transaction Documents. Each Stockholder has full power, authority and capacity to execute, deliver and perform this Agreement and the other agreements and documents (the "Stockholder Transaction Documents") required to be delivered by such Stockholder prior to or at the Closing. This Agreement has been duly and validly executed and delivered by the Company and each Stockholder and constitutes the Company's and each Stockholder's legal, valid and binding obligation, enforceable against the Company and each Stockholder in accordance with its terms, and when executed and delivered as contemplated herein, each of the Company Transaction Documents and the Stockholder Transaction Documents shall constitute the legal, valid and binding obligation of the Company and each Stockholder, respectively, enforceable against the Company and each Stockholder in accordance with its terms, except as such enforceability of this Agreement or any Company Transaction Document or any Stockholder Transaction Document may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought.

     3.03  No Conflicts.
           ------------

           (a) Except as described in the Disclosure Schedule, the execution, delivery and performance of this Agreement, the Company Transaction Documents and the Stockholder Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                (i) violate or conflict with any provision of the certificate or articles of incorporation or bylaws of the Company or of any law, statute, regulation, Permit (as defined in Section 3.06(b) hereof), license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (each, a "Law" and collectively, "Laws") binding upon the Company or any Stockholder;

                (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which the Company or any Stockholder is a party or by which the Company or its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Company or any Stockholder or any of the assets of either; or

                (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Company Common Stock, the Company or any of its assets.

           (b) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of the Company or any Stockholder, threatened, that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the Company's or any Stockholder's ability to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Neither the Company nor any Stockholder has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     3.04  Capitalization.  The Company's authorized, issued and outstanding
           --------------
capital stock and its other securities are fully and accurately described in the Disclosure Schedule. The Stockholders own all of the issued and outstanding shares of Company Common Stock, beneficially and of record, and no other person has any rights, title or interest, whether legal or equitable, in said shares. No person has any preemptive or other rights with respect to any such capital stock or securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, sale or transfer of any equity interests or other securities of the Company or obligating the Company or any other person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and (except as otherwise provided by Section 180.622(2)(b) of the WBCL, including judicial interpretations of such Section and of its predecessor statute, Section 180.40(6) of the WBCL) nonassessable, and have been issued in compliance with applicable securities and other Laws.

     3.05  Company Investments and Subsidiaries.  Except as disclosed on the
           ------------------------------------
Disclosure Schedule, the Company does not own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity, and the Company has not agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to indemnify any person or entity or to guaranty the obligations of any person or entity.

     3.06  Compliance with Laws.
           --------------------

           (a) Except as described in the Disclosure Schedule, the Company is, and at all times has been, in compliance with all applicable Laws, except where noncompliance would not have a material adverse effect on the business, properties, profits, prospects or condition (financial or otherwise) of the Company (a "Material Adverse Effect"), and the Company does not have any basis to expect, and has not received any notice, order or other communication from any governmental agency or instrumentality of, any alleged, actual, or potential violation or failure to comply with any Law. There are no unsatisfied judgments, penalties or awards against or affecting the Company or any of its businesses, properties or assets.

           (b) All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations required to be obtained and held by the Company for the operation of its business as currently conducted and as conducted since December 31, 1993 (collectively, "Permits") are, except as otherwise described in the Disclosure Schedule, in full force and effect without any default or violation thereunder by the Company or, to the knowledge of the Company, by any other party thereto (except where the failure to have such a Permit in full force and effect or where any default or violation thereunder would not have a Material Adverse Effect), and the Company has not received any notice of any claim or charge that the Company is or had been in violation of or in default under any such Permit. Except as described in the Disclosure Schedule: (i) no proceeding is pending or, to the knowledge of the Company, threatened by any person to revoke or deny the renewal of any Permit of the Company; and (ii) the Company has not been notified that any such Permit may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Permit may not be granted or renewed.

     3.07  Litigation.  Except as described in the Disclosure Schedule or the
           ----------
Financial Statements (as defined in Section 3.08 hereof), there are no, and since the date of the Interim Balance Sheet (as defined in Section 3.08 hereof) there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting the Company, its businesses or assets, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind. Any description set forth on the Disclosure Schedule pursuant to this Section 3.07 with respect to any such claims, actions, suits, proceedings or investigations shall include, to the extent applicable, the name of the court or agency in which the proceedings are pending, the date instituted, the principal parties thereto, a description of the factual basis alleged to underlie the proceeding and the relief sought. To the knowledge of the Stockholders and the Company, (a) no such claims, actions, suits, proceedings or investigations are presently threatened or contemplated and (b) there are no facts that could reasonably serve as a basis for any such claim, action, suit, proceeding or investigation.

     3.08  Financial Statements.
           --------------------

           (a) The Disclosure Schedule contains: (i) the balance sheet of the Company as at December 31, 1995 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Vrakas, Blum & Co., S.C., independent certified public accountants (the "Audited Financial Statements"); (ii) the unaudited balance sheets of the Company as of December 31, 1993 and 1994, and the related unaudited statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended; and (iii) an unaudited balance sheet of the Company as at September 30, 1996 (including the notes thereto, the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flow for the nine months then ended, together with the corresponding unaudited financial statements as of and for the corresponding period of the preceding fiscal year, including in each case all notes thereto (the financial statements referred to in this clause (iii) being referred to collectively as the "Interim Financial Statements" and the financial statements referred to in clauses (i), (ii) and (iii) above being referred to collectively as the "Financial Statements"). The Financial Statements and notes accurately and fairly reflect the books and records of the Company and fairly present the financial condition, cash flow and results of operations of the Company as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles, consistently applied ("GAAP"), subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements).

           (b) The Balance Sheet and the Interim Balance Sheet reflect all liabilities of the Company, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The Company does not have any liabilities of any nature that are not reflected on the Interim Balance Sheet except for liabilities disclosed on the Disclosure Schedule and for current liabilities (within the meaning of GAAP) that have been incurred since the date thereof in the ordinary course of business consistent in nature and amount with past practice and that are not inconsistent with any of the representations and warranties contained herein, and, to the knowledge of the Company and the Stockholders, there is no basis for the assertion against the Company of any liability (other than current liabilities referred to above) not fully reflected or reserved against in the Interim Balance Sheet.

           (c) The Balance Sheet and the Interim Balance Sheet reflect reserves or other appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of the Company as of the respective dates thereof, including those with respect to income and other taxes (including alternative minimum tax), warranty claims, bad debts, unsalable inventories, vacation pay, and plans and programs for the benefit of present and former employees (including, without limitation, plans and programs relating to medical coverage for employees).

     3.09  Accounts Receivable.  All accounts and notes receivable of the
           -------------------
Company represent valid obligations from sales made or services rendered in the ordinary course of business and in the aggregate have been or will be collected in full in the ordinary course of business, without any set-off or discount, except to the extent of any reserves for possible losses set forth on the Interim Balance Sheet and any adjustments made to such reserve by the Company after the date of the Interim Balance Sheet in accordance with the Company's policies and in a manner consistent with past practices. The Disclosure
Schedule includes a correct and complete accounts and notes receivable aging of the Company as of the date of the Interim Balance Sheet, reflecting the designated and undesignated reserves for possible losses as of such date and the aggregate dollar amount of all accounts and notes receivable due the Company that have been outstanding for: 60 days or less; more than 60 but less than 90 days; more than 90 but less than 120 days; more than 120 but less than 150 days; and more than 150 days.

     3.10  Product Design; Warranties.  Except as described in the Disclosure
           --------------------------
Schedule: (a) the Company has not expressly agreed to become responsible for consequential damages or made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company; (b) to the knowledge of the Company and the Stockholders, there are no implied warranties outstanding with respect to any such products or services other than any such implied pursuant to Sections 2-312 and 2-314 of the Uniform Commercial Code; and (c) there are no design, manufacturing or other defects, latent or otherwise, with respect to any such products.

     3.11  Real Property.  The Disclosure Schedule identifies each interest in
           -------------
real property leased by the Company, including a listing of all leases and other agreements under which any such property is held. The Company does not own or have any other interest in real property other than pursuant to the leases referred to above. The Company owns all right, title and interest in all leasehold estates and other rights purported to be granted to them by the leases and other agreements listed in the Disclosure Schedule, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature except for liens and restrictions described in said Schedule. All of the buildings and structures constituting the premises leased by the Company are structurally sound with no known defects, are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are being used. No such building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof by the Company, violates any restrictive covenant or any provision of any Law (including without limitation any such relating to health and safety or zoning), which violation interferes with the use of such building, structure or appurtenance, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Company or the Stockholders, threatened with respect to any real property identified in the Disclosure Schedule.

     3.12  Personal Property.  Except as described in the Disclosure Schedule:
           -----------------
(a) the Company has good and marketable title to all of its properties and assets (other than real property) free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature; and (b) all properties and assets owned or leased by the Company are in the possession or under the control of the Company and are in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used, and are of a condition, nature and quantity sufficient for the conduct of the Company's business as it is presently conducted.

     3.13  List of Properties, Contracts, etc. The Disclosure Schedule contains,
           ----------------------------------
lists or adequately describes the following:

           (a) each vehicle, item of machinery, equipment and other tangible asset (other than real property) carried as an asset on the records of the Company with a fair market or book value in excess of $5,000 in respect of any item, and the location thereof;

           (b) each vehicle, item of machinery, equipment and other tangible asset (other than real property) leased to or by the Company under agreement providing for annualized payments of more than $5,000, together with the location of such asset, the identities of the lessor and lessee, the annual rental and unexpired term of the lease;

           (c)  each Permit;

           (d) each (i) fictitious business name, tradename, registered and unregistered trademark, service mark and related application (together with the name Fluid Management, Inc., "Marks"), (ii) patent, patent right and patent application (collectively, "Patents"), (iii) copyright in published and material unpublished works ("Copyrights"), computer program and software ("Software"),
(iv) proprietary formula, trade secret, formulation and unpatented invention ("Trade Secrets") and (v) licenses and permits issued or granted by any person relating to any of the foregoing (the items referred to in clauses (i)-(iv) above are collectively referred to herein as ("Intellectual Property"); in each case owned, leased, used or held by, granted to or licensed by the Company as licensor or licensee (excluding non-critical, off-the-shelf application software licensed by the Company and software imbedded in machinery or equipment, which software is owned or used by the Company and is licensed for use by the Company in conjunction with its ownership or use of said equipment or machinery), together with all other interests therein granted by the Company to any other person and all agreements with respect to any of the foregoing to which the Company is a party (including secrecy and non-disclosure agreements with current or former employees, consultants or contractors);

           (e) each agreement or commitment that restricts or purports to restrict the Company's business activities or the freedom of the Company to engage in any business or to compete with any person;

           (f) each outstanding loan or advance (excluding advances for ordinary and necessary business expenses, receivables generated in connection with the Company's bona fide sales of products and services, and prepaids, in each case made or generated by the Company in the ordinary course of business consistent with past practices) by the Company to any person (including any Stockholder and any director, officer, or employee of the Company);

           (g) each contract, agreement, purchase order or other commitment (whether or not in writing) involving the performance of services or delivery of goods or materials by or to the Company (i) outside of the continental United States of America, (ii) of an aggregate amount or value in excess of $50,000 in any 12-month period or (iii) which is not terminable by the Company without payment of penalty or premium on 30 days notice or less;

           (h) each capital project currently undertaken or which has been approved by the Company;

           (i) each evidence of indebtedness, note, advance, guaranty or letter of credit entered into, issued or to be issued, contingently or otherwise, by, to or from the Company, and all loan and other agreements relating thereto;

           (j) each restriction, deed of trust, pledge, lien, security interest or other charge, claim and encumbrance of any nature relating to or affecting any of the assets or properties of the Company;

           (k) each contract, agreement or commitment to which the Company is a party or is otherwise bound providing for payments to or by any person or entity based on sales, purchases or profits, other than direct payments for goods, and each other agreement to which the Company is a party or is otherwise bound that is material to its business, operation, financial condition or prospects;

           (l) each policy and binder of insurance (including without limitation, property, casualty, liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or the premiums for which are paid directly or indirectly in whole or in part by, the Company;

           (m) each form of contract, agreement or commitment used by the Company as a standard form in the ordinary course of business;

           (n) each outstanding power-of-attorney or similar power granted by the Company for any purpose whatsoever; and

           (o) each bank or other financial institution in which the Company has a deposit account, line of credit or safe deposit box, the relevant account or other identifying number, and the names of all persons authorized to act or deal in connection therewith.

     The Company has furnished and will furnish or make available to Envirogen true and complete copies of each agreement, plan and other document required to be disclosed on the Disclosure Schedule.

     3.14  Contracts.  Each of the contracts, agreements and commitments to
           ---------
which the Company is a party or by which it or its assets are bound was made in the ordinary course of business and is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company and, to the knowledge of the Company and the Stockholders, the other parties thereto. Except as described in the Disclosure Schedule, the Company has performed all obligations required to be performed by it under each such contract, agreement and commitment through the date hereof, and no condition exists or event has occurred that with notice or lapse of time would constitute a material default or a basis for delay or nonperformance by the Company or by any other party to any such contract, agreement or commitment, except where such failure in performance or condition would not have a Material Adverse Effect. The Company is not a party to any contract or commitment upon which, upon completion, it is likely to recognize a material loss on its books and records. Except as described in the Disclosure Schedule, each other party to each such contract, commitment and agreement has consented or been given sufficient notice (when such consent or notice is necessary) that the same shall remain in full force and effect following the Closing.

     3.15  Insurance.
           ---------

           (a) The summary of the policies and binders of insurance contained in the Disclosure Schedule identifies, among other things: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are "claims made" or "occurrences" policies; and (iv) any retrospective premium adjustments. Such policies and binders are sufficient for compliance with all requirements of Laws and all agreements to which the Company is a party or by which it or its assets are bound, are valid and enforceable policies and will not be affected by, terminate or lapse prior to the Closing by reason of the transactions contemplated by this Agreement.

           (b) The Company has not received (i) any notice of cancellation of any policy or binder of insurance required to be identified in the Disclosure Schedule or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may no longer be willing or able to perform its obligations thereunder. The Company has never been refused any insurance nor has its coverage been limited.

     3.16  Intellectual Property.
           ---------------------

           (a) Except as otherwise described in the Disclosure Schedule: (i) the Company is the sole owner or has the right to use all Intellectual Property in the manner presently used by the Company, free and clear of any lien, security interest, restriction, encumbrance or other adverse claim; (ii) the Intellectual Property is sufficient for the conduct of the businesses of the Company as such has been conducted since its inception and as it is presently conducted; and (iii) the rights of the Company in and to all of the Intellectual Property will not be limited or otherwise affected by virtue of the transactions contemplated hereby.

           (b) The Disclosure Schedule identifies, with respect to any Intellectual Property not owned exclusively by the Company and the unavailability to the Company of which would have a Material Adverse Effect, the owner thereof or of any interest therein, principal terms of the license or other agreement relating to such Intellectual Property, including the unexpired term of such agreement, the consideration therefor, if any, and any limitations upon the Company's use thereof.

           (c) Except as described in the Disclosure Schedule, the Company is not obligated, contingently or otherwise, to: (i) develop, update, distribute or service any Software or other Intellectual Property; or (ii) pay royalties or license or similar fees in excess of $25,000 per year, individually or in the aggregate, to any person with respect to any Software or other Intellectual Property now used by the Company or which is proposed to be used by the Company.

           (d) All employees of the Company involved with the development, implementation or marketing of any Intellectual Property have entered into written agreements assigning to the Company all rights to inventions, improvements, discoveries or information relating thereto.

           (e) All of the Marks, Copyrights and Patents owned by the Company have been duly registered. All of the Marks, Copyrights and Patents owned by the Company are in compliance with all applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), to the knowledge of the Company and the Stockholders are valid and enforceable and are not subject to any maintenance fees or taxes or actions due within 90 days after the Closing Date. No Mark, Copyright or Patent owned by the Company has been or is involved in any interference, reissue, reexamination, opposition, invalidation or cancellation proceeding and, to the knowledge of the Company and each Stockholder, no such proceeding is threatened. To the knowledge of the Company and each Stockholder, there is no patent or patent application or trademark or trademark application pending that interferes or potentially interferes with any Patent, Copyright or Mark owned by the Company or any rights of the Company therein. No Mark, Copyright or Patent owned by the Company has been infringed or, to the best knowledge of the Company and each Stockholder, challenged or threatened in any way. None of the Marks, Patents, Copyrights or Software, owned by the Company, nor any products manufactured or sold by the Company, nor any processes or other Intellectual Property owned by the Company infringe or are alleged to infringe any trademark, copyright, patent or other proprietary right of any person. The Company has taken commercially reasonable precautions to preserve and document its Software and Trade Secrets and to protect the secrecy, confidentiality and value of its Software and Trade Secrets. All documentation relating to Trade Secrets and Software of the Company has been maintained only at the Company's principal office. The only Marks, Copyrights, Patents, Software or other Intellectual Property owned by third parties which are used by the Company in the conduct of its business as presently conducted either are available commercially to the Company without any separately executed licenses or other written agreements on the same terms they generally are available to the public, or their unavailability to the Company would not have a Material Adverse Effect.

     3.17  Customers and Suppliers.  The Disclosure Schedule lists the names of
           -----------------------
the ten (10) customers of the Company that generated the most revenue during 1995 and 1996 and the aggregate revenues attributable to each in each such period, and of the ten (10) suppliers and vendors from whom the Company made the most purchases during such periods and the aggregate expenditures attributable to each in each such period. No customer that accounted for more than of 5% of the revenues of the Company during 1995 or 1996 has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with the Company; provided that Envirogen understands that a significant portion of the Company's business is episodic and not of a recurring nature with most customers, and that the representation made in this sentence shall not be deemed breached by virtue of lack of a continuing relationship between any customer and the Company by virtue of the fact that the Company has completed or completes a contracted project for such customer. No supplier or vendor that accounted for more than $10,000 of the purchases of the Company during 1995 or 1996 has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with the Company. The Company is not aware of any such intention on the part of any such customer, supplier or vendor. Except as disclosed on the Disclosure Schedule, there are no, and since December 31, 1993 there have not been any, disputes or controversies involving, in the aggregate, more than $5,000 between the Company and any customer, supplier or other person regarding the quality, merchantability or safety of, or involving a claim of breach of warranty that has not been fully resolved with respect to, or defect in, any service or product purchased or sold by the Company. The Company is satisfied with its working relationships under all arrangements and agreements with customers and suppliers necessary to the normal operation of its businesses. Alternative sources of supply, on substantially similar terms and conditions, exist for all material goods or services purchased by or supplied to the Company.

     3.18  Taxes.
           -----

           (a) All federal, state, local and foreign returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to the Company (including, without limitation, all federal and state consolidated and combined tax returns and reports for any consolidated group of which the Company has been a member during the last five years (the "Consolidated Group")) have been timely and properly filed, and all such returns and reports are correct and complete.

           (b) All federal, state, local, and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Subsection (a) above by the Company with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the Interim Balance Sheet or, in the case of Taxes accruing after the date of such financial statement, on the books of account of the Company; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of the Company, other than statutory liens for taxes not yet due and payable.

           (c) Except as described in the Disclosure Schedule, no issues have been raised with any representative or employee of the Company (and are currently pending) by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

           (d) To the knowledge of the Company and each Stockholder, no federal, state, local or foreign income, franchise or sales and use tax returns of or with respect to the Company have been examined since 1993, or are currently under examination, by the IRS or by other taxing authorities, or with respect to which the applicable statue of limitations (including all extensions and tolling periods) has not yet run. There are no unpaid deficiencies asserted or assessments made by any taxing authority against the Company.

           (e) The Disclosure Schedule lists all elections by or with respect to the Company for federal or state income or franchise tax purposes that are currently applicable. The Company has been an S corporation for federal and state tax purposes since inception and will maintain such S status until the Merger. The Company uses the accrual method of accounting for federal income tax purposes. The Company has not: filed any consent under section 341(f)(1) of the Code, or agreed to have the provisions of Code section 341(f)(2) apply to any dispositions of "subsection (f) assets" as such term is defined in Code section 341(f)(4); agreed to or is required to make any adjustments under Code section 481(a) by reason of a change in accounting method or otherwise; or made a transfer of intangible property on which Code section 367(d) or 482 will require the recognition of additional income for any period after the date hereof. The Company does not own stock in a "passive foreign investment company" within the meaning of Code section 1296(a). The books and records of the Company are sufficient to prove the correctness of all tax returns for open tax years and to determine and to prove the adjusted tax basis for federal income tax purposes of each asset of the Company.

           (f) The Company is not obligated to make any payments that would constitute an "excess parachute payment" as defined in Code section 280G. The Company is not a party to any tax sharing agreement or tax indemnification agreement.

     3.19  Employee Benefit Plans.
           ----------------------

           (a) The Disclosure Schedule contains a complete and correct list of all employee benefit plans, arrangements, commitments and payroll practices (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any employees of the Company or any ERISA Affiliate (as defined below) or to which the Company or any ERISA Affiliate has contributed or is or was within the last six years obligated to make payments. The Company has delivered to Envirogen, with respect to all benefit plans, arrangements, commitments or payroll practices required to be listed on the Disclosure Schedule, true, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; all the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the most recent three plan years; the most recent report of the enrolled actuary for all defined benefit plans, funded welfare plans or other plans requiring actuarial valuation; all trust agreements with respect to employee benefit plans; plan contracts with service providers and plan contracts with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; most recent annual audit and accounting of plan assets for all funded plans; and most recent IRS determination letter for all plans qualified under Code section 401(a). As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

           (b) With respect to each Employee Benefit Plan required to be listed on the Disclosure Schedule: (i) each Employee Benefit Plan has been administered in compliance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, foreign, state and other applicable laws, rules and regulations, as they relate to such plan (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Section 601 et seq. of ERISA); (ii) the Company and each ERISA
                        ------
Affiliate has made all contributions to all Employee Benefit Plans as required under the terms of such Plans; (iii) no "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan; (iv) there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or, to the knowledge of the Company and the Stockholders, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; (v) the actuarial present value of accumulated benefits (both vested and unvested) of each of the Employee Pension Benefit

Plans, which are defined benefit plans, are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Plan; (vi) each Employee Pension Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is, and has from its inception been so qualified, both in form and in operation, and any trust created pursuant to any such Employee Pension Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable; and
(vii) neither the Stockholders and the Company nor, to the knowledge of the Company and the Stockholders, any ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plan or the tax-exempt status of any related trust, or would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

           (c) Neither the Company nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 4001(a)(3) of ERISA).

           (d) With respect to each Employee Benefit Plan maintained by the Company or any ERISA Affiliate: (i) no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan; (ii) no Employee Pension Benefit Plan, which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code, has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and there has been no waived funding deficiency within the meaning of
Section 303 of ERISA or Section 412 of the Code; (iii) there has been no event with respect to an Employee Pension Benefit Plan that would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.

           (e) All reports and information required to be filed with the DOL, IRS and PBGC and with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on the Disclosure Schedule have been filed and all annual reports (Form 5500 series) of such Plans were certified without qualification by each Plan's accountants and actuaries. Any annual reports that are not yet due but are required to be filed with respect to a plan year that ended on or prior to the Closing Date shall be filed by the Company before the Closing Date.

           (f) Except as set forth on the Disclosure Schedule, all Employee Benefit Plans, arrangements, commitments, and payroll practices required to be listed on the Disclosure Schedule have been administered in compliance with federal, state, and local law, including, but not limited to, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the Family and Medical Leave Act, except where noncompliance would not have a Material Adverse Effect.

          (g) Except as set forth on the Disclosure Schedule, all Employee Benefit Plans, arrangements, commitments, and payroll practices required to be listed on the Disclosure

Schedule and all other Employee Benefit Plans currently maintained by the Company or an ERISA Affiliate may, without liability, be amended, terminated or otherwise discontinued.

           (h) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on the Disclosure Schedule and any other Employee Benefit Plan currently maintained by the Company or an ERISA Affiliate has been obtained and is in full force and effect and no funds held by or under the control of the Company are plan assets.

           (i) Except as set forth on the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any retiree life and/or retiree health insurance plans that provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment, other than as required by Section 601 et seq. of ERISA.
                                                  ------

           (j) Except as set forth on the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, an excess parachute payment within the meaning of Section 280G of the Code, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or
(iii) result in any liability under Title IV of ERISA or otherwise.

     3.20  Labor Matters.
           -------------

           (a) No application for certification of a collective bargaining agent is pending and none of the employees of the Company are, or have ever been, represented by any union or other bargaining representative; there has not been, and there is not currently pending, any labor arbitration or proceeding in respect of the grievance of any employee, any application or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at any facility of the Company, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence or condition of a similar character; no agreement restricts the Company from relocating, closing or terminating any of its operations or facilities; and to the best knowledge of each Stockholder and the Company, no such agreement, action, proceeding or occurrence is threatened or contemplated by any person.

           (b) Except as described in the Disclosure Schedule, the Company has not been cited for violations of the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety or paid any fines or penalties with respect to any such citation. Except as described in the Disclosure Schedule: (i) since January 1, 1994, there have been no inspections of any of the facilities of the Company by representatives of the Occupational Safety and Health Administration or any other government agency vested with authority to enforce any statute, ordinance, rule or regulation establishing standards of workplace safety; (ii) to the knowledge of the Company and the Stockholders, no representative of the Occupational Safety and Health Administration or any other such government agency has attempted to conduct any such inspection or sought entry to any of such facilities for that purpose; (iii) the Company has not been notified of any complaint or charge filed by any employee or any labor union or other employee representative with the Occupational Safety and Health Administration or any other such government agency that alleges that the Company has violated OSHA or any other statute, ordinance, rule or regulation establishing standards of workplace safety; (iv) the Company has not been notified that any employee, labor union or other employee representative has requested that the Occupational Safety and Health Administration or any other such government agency conduct an inspection of any facilities of the Company to determine whether violations of OSHA or any other such statute, ordinance, rule or regulation exists; and (v) the Company does not maintain any condition, process, practice or procedure at any of its facilities that violate OSHA or any other statute, ordinance, regulation or rule establishing standards or workplace safety where any such violation has or reasonably can be expected in the future to have a Material Adverse Effect.

     3.21  Directors, Officers and Employees.  The Disclosure Schedule sets
           ---------------------------------
forth the following information for each officer and employee of the Company and for each consultant and independent contractor regularly retained, whose aggregate compensation for the year ended December 31, 1995 exceeded $50,000 or whose current aggregate annual rate of compensation exceeds such amount (including each such person on leave or layoff status): employee name and job title; current annual rate of compensation (identifying bonuses separately) and any change in compensation since the date of the Balance Sheet; vacation accrued and service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit plans and programs; and any automobile leased or owned by the Company primarily for use by any of the foregoing persons. Since the date of the Interim Balance Sheet, no employees of the Company have been reassigned or transferred to, or hired or employed by, any Stockholder or any affiliate of a Stockholder other than the Company. Except as described in the Disclosure Schedule, to the knowledge of each Stockholder and the Company, none of the employees or officers of the Company is a party to, or is otherwise bound by, any agreement or arrangement with any person or entity other than the Company (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way limits or adversely affects the performance of his or her duties, the ability of the Company to conduct its businesses, or his or her freedom to engage in any of the businesses conducted by the Company. The Disclosure Schedule lists each written, and lists and describes the principal terms of each oral, employment, severance, change of control, consulting, commission, agency and representative agreement to which the Company is a party or is otherwise bound, including, without limitation, all agreements and commitments relating to wages, hours or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount).

     3.22  Affiliate Agreements.  Except as described in the Disclosure
           --------------------
Schedule, there are no, and during the last three years there have not been any, agreements, arrangements or understandings between the Company, on the one hand, and any Stockholder or any member of the immediate family of such Stockholder, on the other. Except as described in the Disclosure Schedule, neither the Stockholders nor any present or former director, shareholder or officer of the Company nor any member of the immediate family of or any person or entity controlling or controlled by any of such persons has, or during the last three years has had: any interest in any material property (real or personal, tangible or intangible) sold to, purchased by or otherwise used in or pertaining to the business of the Company; or any direct or indirect interest in any person or entity that has had business dealings or a financial interest in any transaction with the Company or that is in competition with any
business of the Company.   Except as described in the Disclosure Schedule, all
agreements between the Company and any person or entity described in the preceding sentence are terminable by the Company, upon less than ten days notice, without payment of penalty or premium of any kind. No Stockholder has any claim or right against the Company except as described in the Disclosure Schedule.

     3.23  Environmental Matters.
           ---------------------

           (a)  Except as described in the Disclosure Schedule:

                (i) The Company, including all of its businesses and operations, are and always have been operated in compliance with all Environmental Laws (as defined below), except where noncompliance would not have a Material Adverse Effect of $100,000 or more;

                (ii) During the Company's period of ownership or tenancy of any real property that is now owned or leased to or by the Company ("Current Real Property") and, to the knowledge of the Company and the Stockholders without investigation or inquiry, prior to the Company's period of ownership or tenancy of any Current Real Property, there are no conditions on, about, beneath or arising from any Current Real Property that might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) that would or may require any "Response," "Removal" or "Remedial Action" (as those terms are defined below) or any other action, including without limitation reporting, monitoring, cleanup or contribution;

                (iii) During the Company's period of ownership or tenancy of any real property that was, but is no longer, owned or leased to or by the Company ("Former Real Property") and, to the knowledge of the Company and the Stockholders without investigation or inquiry, prior to and after the Company's period of ownership or tenancy of any Former Real Property, there were no conditions on, about, beneath or arising from any Former Real Property, during the period of such ownership, use or lease, that might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) that would or may require any "Response," "Removal" or "Remedial Action" or any other action, including without limitation reporting, monitoring, cleanup or contribution;

                (iv) The Company has not received any notification of a release or threat of a release of a "Hazardous Substance" (as defined below) with respect to any Current Real Property or Former Real Property;

                (v) During the Company's period of ownership or tenancy of any Current Real Property and, to the knowledge of the Company and the Stockholders without investigation or inquiry, prior to the Company's period of ownership or tenancy of any Current Real Property, no Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or, to the knowledge of the Company and each Stockholder, any third party, on, about or beneath any Current Real Property in violation of any applicable Environmental Law;

                (vi) During the Company's period of ownership or tenancy of any Former Real Property and, to the knowledge of the Company and the Stockholders without investigation or inquiry, prior to and after the Company's period of ownership or tenancy of any Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party, on, about or beneath the Former Real Property in violation of any applicable Environmental Law;

                (vii) There are no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with polychlorinated biphenyls on, about or beneath the Current Real Property.
During the Company's period of ownership or tenancy of any Former Real Property and, to the knowledge of the Company and the Stockholders without investigation or inquiry, prior to and after the Company's period of ownership or tenancy of any Former Real Property, there were no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with polychlorinated biphenyls on, about or beneath the Former Real Property;

                (viii) The Company has not received notice and does not have actual or constructive knowledge of:

                       (A) any claim, demand, investigation, enforcement action, Response, Removal, Remedial Action, statutory lien or other governmental or regulatory action instituted or threatened against the Company, the Current Real Property or Former Real Property pursuant to any of the Environmental Laws;

                       (B) any claim, demand notice, suit or action, made or threatened by any person against the Company, the Current Real Property or the Former Real Property relating to (i) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Current Real Property or Former Real Property or
(ii) any alleged violation of the Environmental Laws by the Company; or

                       (C) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Current Real Property or Former Real Property, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule;

                (ix) No wastes generated by the Company have ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to "CERCLA" (as defined below) or to any site listed on any state list of sites required or recommended for investigation or clean-up. None of the Current Real Property or Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up; and

                (x) To the knowledge of the Company and the Stockholders there is no proposed change in any Environmental Law that could have a Material Adverse Effect.

           (b)  As used in this Agreement:

                (i) the term "Environmental Laws" means all Laws presently or heretofore in effect concerning or relating to industrial hygiene or protection of human health or the environment;

                (ii) the terms "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. (S)(S) 9601(23)-9601(25) and other comparable Laws as presently or heretofore in effect; and

                (iii) The term "Hazardous Substances" or "Hazardous Substance" shall mean any substance presently or heretofore regulated under any of the Environmental Laws including, without limitation, any substance that is (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. (S)(S)1317, 1321,
Section 101(14) of CERCLA, 42 U.S.C. (S)9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. (S)172.101; or
(D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recover Act, 42 U.S.C. 6903(5).

     3.24  Absence of Certain Changes and Events.
           -------------------------------------

           (a) Except as described in the Disclosure Schedule, since the date of the Interim Balance Sheet, the Company has conducted its business only in the usual and ordinary course consistent with past practice and there has not been any:

                (i) declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of the Company, or any repurchase or redemption of any such shares of capital stock;

                (ii) payment by the Company of any bonus, or increase of any salary or other compensation payable to any director or officer, payment by the Company of any bonus or increase of any salary or other compensation payable to any non-officer employee other than ordinary merit bonuses and merit salary increases consistent with past practices, nor has the Company entered into any employment, severance or similar agreement with any director, officer or employee other than employment at will arrangements;

                (iii) adoption of or change in any plan or policy that is required to be disclosed pursuant to Section 3.20;

                (iv) damage, destruction or loss to any material asset or property of the Company, whether or not covered by insurance (including, without limitation, any extraordinary loss as defined in Opinion Number 30 of the Accounting Principles Board of The American Institute of Certified Public Accountants);

                (v) entry into, amendment, termination or receipt of notice of termination of any agreement that is required to be disclosed in the Disclosure Schedule hereto, other than in the ordinary course of business consistent with past practices;

                (vi) sale, assignment, conveyance, lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or material property of the Company;

                (vii) incurrence or repayment of any liability or obligation (whether absolute or contingent) to any affiliated person, or incurrence or repayment of any liability or obligation to any other person other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, or any discharge or satisfaction of any lien, claim or encumbrance other than in the ordinary course of business consistent with past practice;

                (viii) write-down or write-off of the value of any asset, except for write-downs and write-offs of accounts receivable in the ordinary course of business consistent with past practice or any cancellation or waiver of any other material claims or rights;

                (ix) change in the business or operations of the Company or in the manner of conducting the same or entry by the Company into any transaction, other than in the ordinary course of business consistent with past practice;

                (x) change in the accounting methods, principles or practices followed by the Company, except as required by GAAP, or any change in any of assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve; or

                (xi) agreement, whether or not in writing, to do any of the foregoing by the Company.

           (b) Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, prospects, working capital, or condition (financial or otherwise) of the Company or, to the knowledge of the Company and each Stockholder, any event, condition or contingency that is likely to result in such a material adverse change.

     3.25  Books and Records.
           -----------------

           (a) The copies of the articles of incorporation of the Company, as certified by the Wisconsin Department of Financial Institutions, and of its bylaws, as certified by the secretary or assistant secretary of the Company, which have been delivered to Envirogen, are true, complete and correct and are in full force and effect as of the date hereof.

           (b) The stock records of the Company fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock. The minute books of the Company contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of the Company and no meetings of such shareholders or of such board of directors or committee have been held for which minutes have not been prepared and are not contained in such minute books. The other books and records of the Company, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Envirogen.

     3.26  Brokers.  Except as disclosed on the Disclosure Schedule, no person
           -------
acting on behalf of any Stockholder or the Company or under the authority of either of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     3.27  Full Disclosure.
           ---------------

           (a) All documents and other papers delivered by or on behalf of the Company in connection with the transactions contemplated by this Agreement are accurate and complete and are authentic. No representation or warranty of the Company or any Stockholder contained in this Agreement or any Schedule hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

           (b) Except as described in this Agreement or the Schedules hereto, there is no fact known to any Stockholder or the Company (other than general economic or industry conditions) that materially adversely affects or, so far as the Company and each Stockholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Company or the ability of the Stockholders or the Company to perform this Agreement.

             SECTION 4. REPRESENTATIONS AND WARRANTIES OF ENVIROGEN

           Envirogen hereby represents and warrants to the Stockholders and the Company as follows:

     4.01  Organization and Good Standing.  Envirogen is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets that it owns and leases and to perform all of its obligations under each agreement and instrument by which it is bound. Envirogen is duly qualified to do business as a foreign corporation and is good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification.

     4.02  Power and Authorization.  Envirogen has full legal right, power and
           -----------------------
authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Envirogen Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Envirogen of this Agreement and the Envirogen Transaction Documents have been duly authorized by the Board of Directors of Envirogen. This Agreement has been duly and validly executed and delivered by Envirogen. This Agreement is, and when executed and delivered by Envirogen at the Closing each of the Envirogen Transaction Documents to which Envirogen is a party shall constitute, the legal, valid and binding obligation of Envirogen, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought.

     4.03  No Conflicts.
           ------------

           (a) The execution, delivery and performance of this Agreement and the Envirogen Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                (i) violate or conflict with any provision of the certificate of incorporation or bylaws, each as amended, of Envirogen or of any Law binding upon Envirogen;

                (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Envirogen is a party; or

                (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except as set forth on Schedule 2.5 to the Securities Purchase Agreement (as defined in Section 5.01 hereof).

           (b) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Envirogen, threatened, that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Envirogen to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Envirogen has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     4.04  Brokers.  No person acting on behalf of Envirogen or any of its
           -------
affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than Allen & Company Incorporated, whose fees and expenses shall be the sole responsibility of Envirogen.

     4.05  Capital Stock.
           -------------

           (a) On the date hereof, the authorized capital stock of Envirogen consists of 22,000,000 shares, including 20,000,000 shares of Envirogen Common Stock, and 2,000,000 shares of preferred stock, par value $.01 per share, of which 12,872,440 shares of Envirogen Common Stock and no shares of Envirogen's preferred stock are issued and outstanding, 1,531,335 shares of Envirogen Common Stock are reserved for issuance pursuant to outstanding stock options, and 1,608,024 shares of Envirogen Common Stock are reserved for issuance pursuant to outstanding warrants. Except for the foregoing, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including without limitation voting agreements or arrangements known to Envirogen) relating to the issued or unissued capital stock of Envirogen or obligating Envirogen to issue or sell any shares of capital stock of, or other equity interests in, Envirogen.

           (b) All shares of Envirogen Common Stock to be issued and delivered in the Merger will be, at the time of issuance and delivery in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable by Envirogen and will not be issued in violation of the preemptive rights of any Envirogen stockholder.

     4.06  Envirogen Reports.  Envirogen has delivered to the Stockholders and
           -----------------
the Company copies of Envirogen's (a) Proxy Statement dated April 10, 1996, (b) Annual Report on Form 10-K for 1995 containing audited financial statements for 1995, as amended by its Form 10-K/A dated April 17, 1996, (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996,
(d) Form 10-C dated May 31, 1996, (e) Registration Statement on Form S-3 (Registration No. 333-12883) effective October 3, 1996 and (f) Current Reports on Form 8-K dated January 5, 1996, February 23, 1996 (as amended by its Form 8-K/A dated April 22, 1996) and June 27, 1996, all of which have been filed by Envirogen with the Securities and Exchange Commission (the "Envirogen Reports"). The audited consolidated financial statements and unaudited interim financial statements of Envirogen included in such reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the financial position of Envirogen and its consolidated subsidiary as at the dates thereof and for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. The Envirogen Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.07  Information Included in Proxy Statement.  The information to be
           ---------------------------------------
included or incorporated in the Proxy Statement (as defined in Section 5.02 hereof), other than information provided by the Company or the Stockholders for the express purpose of including the same in the Proxy Statement, shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Envirogen, or at any time thereafter up to and including the time of the Envirogen Stockholder Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Envirogen Stockholder Meeting which has become false or misleading. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Notwithstanding the foregoing, Envirogen makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company or any Stockholder which is contained in the Proxy Statement.

     4.08  Opinion of Financial Advisor.  Envirogen has received the written
           ----------------------------
opinion of its financial advisor, Allen & Company Incorporated, stating that the terms of the Merger and the Securities Purchase Agreement are fair to the stockholders of Envirogen from a financial point of view.

     4.09  Vote Required.  The affirmative vote of the holders of a majority of
           -------------
the outstanding shares of Envirogen Common Stock and entitled to vote at the Envirogen Stockholder Meeting in which a quorum is present is necessary to approve this Agreement and the transactions contemplated hereby and the amendment to Envirogen's Certificate of Incorporation to increase the number of authorized shares of Envirogen Common Stock from 20,000,000 to 50,000,000, and the affirmative vote of the holders of a majority of the outstanding shares of Envirogen Common Stock present, in person or by proxy, and entitled to vote at the Envirogen Stockholder Meeting in which a quorum is present is necessary to approve the Securities Purchase Agreement and the transactions contemplated thereby and the amendment to Envirogen's Option Plan (as defined in Section 5.14 hereof) to, among other things, increase the number of shares of Envirogen Common Stock reserved for issuance upon the exercise of options granted under such plan from 2,000,000 to 3,000,000.

     4.10  Securities Purchase Agreement.  All representations and warranties of
           -----------------------------
Envirogen contained in the Securities Purchase Agreement (as defined in Section
5.01 below) and the Schedules thereto are true and correct in all material respects. The Securities Purchase Agreement and the agreements attached as Exhibits thereto constitute the entire understanding and agreement of Envirogen and Warburg, Pincus Ventures, L.P. with respect to the subject matter thereof, and there are no side letters or other agreements, whether written or oral, that modify or supplement the provisions of the Securities Purchase Agreement, or that relate in any way to the subject matter of the Securities Purchase Agreement.

                     SECTION 5.  AGREEMENTS AND COVENANTS

     5.01  Special Stockholders Meeting.  Envirogen shall duly call, give notice
           ----------------------------
 of, convene and hold a special stockholders meeting (the "Envirogen Stockholder Meeting") to approve, among other things, (i) this Agreement and the transactions contemplated hereby, (ii) the Securities Purchase Agreement dated the date hereof between Envirogen and Warburg, Pincus Ventures, L.P. (the "Securities Purchase Agreement") and the transactions contemplated thereby,
(iii) the amendment to Envirogen's Certificate of Incorporation to increase the number of authorized shares of Envirogen Common Stock from 20,000,000 to 50,000,000 and (iv) an amendment to Envirogen's Option Plan (as defined in Section 5.14 hereof) to, among other things, increase the number of shares of Envirogen Common Stock reserved for issuance upon the exercise of options granted under such plan from 2,000,000 to 3,000,000. The Board of Directors of Envirogen will recommend to its stockholders approval of such matters, and Envirogen shall take all such actions to obtain such approvals as promptly as practicable, including without limitation the solicitation of proxies.

     5.02  Proxy Statement.  Envirogen shall prepare as promptly as practicable,
           ---------------
with the cooperation of the Company and the Stockholders, a proxy statement (the "Proxy Statement") in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for purposes of soliciting the approval of the stockholders of Envirogen of, among other things, (i) this Agreement and the transactions contemplated hereby, (ii) the Securities Purchase Agreement and the transactions contemplated thereby (iii) the amendment to Envirogen's Certificate of Incorporation to increase the number of authorized shares of Envirogen Common Stock from 20,000,000 to 50,000,000, and (iv) an amendment to Envirogen's Option Plan (as defined in Section 5.14 hereof) to, among other things, increase the number of shares of Envirogen Common Stock reserved for issuance upon the exercise of options granted under such plan from 2,000,000 to 3,000,000. The Company and each Stockholder agree to provide promptly to Envirogen for inclusion in the Proxy Statement, or any amendments or supplements thereto, such information concerning its business and financial statements and affairs as, in the reasonable judgment of Envirogen or its counsel, may be required by applicable law or the rules and regulations of the Securities and Exchange Commission (including without limitation audited financial statements of the Company) and unaudited interim financial statements of the Company and to cause its counsel and auditors to cooperate with Envirogen's counsel and auditors in the preparation of the Proxy Statement. The Company and the Stockholders agree that the information to be included in the Proxy Statement with respect to the Company and its business and the Stockholders shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Envirogen, or at any time thereafter up to and including the time of the Envirogen Stockholder Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Envirogen Stockholder Meeting which has become false or misleading. The Company and the Stockholders will promptly advise Envirogen in writing if at any time prior to the Effective Time of the Merger the Company or any Stockholder shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

     5.03  Further Action; Reasonable Best Efforts.  Upon the terms and subject
           ---------------------------------------
to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation (i) cooperation in the preparation and filing of the Proxy Statement and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use their reasonable best efforts to take all such necessary action.

     5.04  Access to Information; Confidentiality.  From the date of this
           --------------------------------------
Agreement to the Closing Date, each party will give to the other party (and to Warburg, Pincus Ventures, L.P.) and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to its business as the other party may reasonably request. Neither party will use such information for purposes other than in connection with the Merger and each party will otherwise hold such information in confidence until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason will promptly return, destroy or cause to be returned or destroyed, to the other party all nonpublic documents obtained from the other party, and any copies made of such documents.

     5.05  Public Announcements.  Except as and to the extent required by law in
           --------------------
the opinion of their respective counsel, as the case may be, without the prior written consent of the other party, neither the Company, any Stockholder nor Envirogen will, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of, the transactions contemplated hereby. In the event any party determines that it is required by law to make any such public comment, statement or communication, such party shall advise the other parties of that fact as soon as reasonably practicable so that, to the extent feasible and desired by the other parties, such public comment, statement or other communication can be made jointly by the parties.

     5.06  No Solicitation.   The Company and each Stockholder shall not, and
           ---------------
the Company shall cause its officers, employees, representatives and agents not to, directly or indirectly, continue, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any nonpublic information to, any person (other than Envirogen, Warburg, Pincus Ventures, L.P. and their respective representatives in connection with the transactions contemplated by this Agreement) concerning any sale of assets (other than in the ordinary course of its business consistent with past practice) or shares of capital stock of the Company or any merger, consolidation, recapitalization, liquidation or similar transaction involving the Company (collectively, a "Company Acquisition Transaction"). The Company and each Stockholder agrees that it or he will promptly communicate to Envirogen the terms of any inquiry or proposal that it or he may receive in respect of a Company Acquisition Transaction, to the extent he or it can do so without breaching any confidentiality provision contained in such proposal. Subject to any such confidentiality provision, any notification under this Section 5.06 shall include the identity of the person making such proposal, the terms of such proposal and any other information with respect thereto as Envirogen may reasonably request.

     5.07  Notification of Certain Matters.
           -------------------------------

           (a)  Certain Events.  The Company and the Stockholders shall give
                --------------
prompt notice to Envirogen, and Envirogen shall give prompt notice to the Company and the Stockholders, of (i) the occurrence, or failure to occur, of any event that such party believes would likely cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) any material failure of the Company, any Stockholder or Envirogen, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company, any Stockholder or Envirogen, as the case may be, or any of the transactions contemplated by this Agreement.

           (b)  Other Acquisitions.  Envirogen promptly shall notify the Company
                ------------------
and the Stockholders of any proposal it makes or receives that constitutes, or may reasonably be expected to lead to, any Envirogen Acquisition Transaction (as such term is defined below), or in the event Envirogen retains an investment banker or other financial adviser for the purpose of initiating, soliciting or encouraging an Envirogen Acquisition Transaction. Any such notice shall provide relevant details relating to such proposal. For purposes of this Agreement, "Envirogen Acquisition Transaction" shall mean any of the following involving Envirogen and/or its affiliates, other than the transactions contemplated by this Agreement and those contemplated by the Securities Purchase Agreement: (i) any merger, consolidation, share exchange, business combination or other similar transaction in which Envirogen is not the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Envirogen in a single transaction or series of transactions; (iii) any issuance and sale of 25% or more of shares of capital stock of Envirogen (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock of Envirogen); (iv) any tender offer or exchange offer for 25% or more of outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (v) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of capital stock of Envirogen.

           (c)  Update of Disclosure Schedule.  In the event the Company or any
                -----------------------------
Stockholder discovers any matter which would cause any of the representations and warranties made herein by the Company or any Stockholder to become inaccurate or untrue, or in the event any developments should occur between the date of this Agreement and the Closing Date which cause any representation or warranty made by the Company or any Stockholder herein to become inaccurate or untrue, then the Company and the Stockholders shall supplement the Disclosure Schedule to disclose such discovery or development, and shall notify Envirogen of the proposed change to the Disclosure Schedule in accordance with the notice provisions of Section 10.03 of this Agreement. If requested by Envirogen in writing within ten days of notice of the proposed change to the Disclosure Schedule, the Company and the Stockholders shall meet and discuss any such proposed change to the Disclosure Schedule with representatives of Envirogen. If the parties cannot resolve any differences regarding the proposed change to the Disclosure Schedule within a reasonable period of time (not to exceed 15 days), and the discovery or development described in the Company's and the Stockholders' notice would, or could reasonably be expected to, result in a Material Adverse Effect, individually or together with any other such discoveries and developments brought to the attention of Envirogen pursuant to this subsection (c) after the date of this Agreement, then Envirogen shall have the right, upon notice to the Company and the Stockholders, to terminate this Agreement pursuant to Section 9.01(b) hereof. If Envirogen does not make a request to meet with the Company and the Stockholders within ten days of Envirogen's receipt of their notice of a proposed change to the Disclosure Schedule, then the discovery or development described in such notice shall be deemed to be incorporated into and to become a part of the Disclosure Schedule as of the date hereof and this Agreement shall continue in full force and effect.

           (d)  Update of Envirogen Representations.  In the event Envirogen
                -----------------------------------
discovers any matter which would cause any of the representations and warranties made herein by Envirogen to become inaccurate or untrue, or in the event any developments should occur between the date of this Agreement and the Closing Date which cause any representation or warranty made by Envirogen herein to become inaccurate or untrue, then Envirogen shall notify the Company and the Stockholders of such discovery or development, and the corresponding proposed amendment or supplement to the Envirogen representation and warranty, in accordance with the notice provisions of Section 10.03 of this Agreement. If requested by the Company and the Stockholders in writing within ten days of notice of the proposed change to the Envirogen representation and warranty, Envirogen shall meet and discuss any such proposed change to the Envirogen representation and warranty with representatives of the Company and the Stockholders. If the parties cannot resolve any differences regarding the proposed change to the Envirogen representation and warranty within a reasonable period of time (not to exceed 15 days), and the discovery or development described in Envirogen's notice would, or could reasonably be expected to, result in a Material Adverse Effect, individually or together with any other such discoveries and developments brought to the attention of the Company and the Stockholders pursuant to this subsection (d) after the date of this Agreement, then the Company shall have the right, upon notice to Envirogen, to terminate this Agreement pursuant to Section 9.01(c) hereof. If the Company and the Stockholders do not make a request to meet with

Envirogen within ten days of their receipt of Envirogen's notice of a proposed change to the Envirogen representation and warranty, then the discovery or development described in such notice shall be deemed to be incorporated into and to become a part of the Envirogen representation and warranty as of the date hereof and this Agreement shall continue in full force and effect.

     5.08  Conduct of the Company's Business.  From the date hereof to the
           ---------------------------------
Effective Time, except with the prior written consent of Envirogen, the Company will (and the Stockholders will use their best efforts to cause the Company to):

           (a) carry on its business in, and only in, the usual, regular and ordinary course, consistent with past practice and in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, contractors, and others having business dealings with it to the end that its goodwill and going business shall be unimpaired at the Effective Time;

           (b) to pay and discharge all of its debts, liabilities and obligations as they become due;

           (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

           (d) perform all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

           (e) maintain its facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

           (f) maintain its books of account and records in the usual, regular and ordinary manner and to use best efforts to maintain in full force and effect all Permits;

           (g) comply with all statutes, laws, ordinances, rules and regulations applicable to it and to the conduct of its business;

           (h) promptly advise Envirogen in writing of any material adverse change in its financial condition, operations, assets, prospects or business;

           (i) maintain the Company's S corporation status for federal and state income tax purposes;

           (j) not enter into, assume or amend in any material respect any agreement, contract, purchase order or commitment of the character described in
Section 3.13, except in the ordinary course of business consistent with past practice;

           (k) not take, or permit to be taken, any action that is represented and warranted in Section 3.24 not to have been taken since the date of the Interim Balance Sheet (with the exception of (A) that described in Subsection 3.24(a)(iv) and (B) the payment and distributions to the Stockholders and (C) the incurrence of Company Debt or Permitted Debt, or both, as described in
Section 5.08(m) below);

           (l) not increase salaries or other compensation of its officers or directors or any other employee other than normal year-end merit increases for non-officer employees made in the ordinary course of the Company's business consistent with past practice;

           (m) not create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money other than (i) Company Debt, (ii) indebtedness for borrowed money in the ordinary course of business under agreements existing on the date hereof and identified on the Disclosure Schedule pursuant to Section 3.13 and (iii) Permitted Debt to the extent the terms thereof are not inconsistent with the terms of the Company's indebtedness for borrowed money outstanding on the date hereof and do not provide for any premium or other penalty upon payment prior to maturity thereof;

           (n) not make any change in the Company's authorized or issued capital stock; grant any stock option or other right to purchase shares of the Company's capital stock or other securities; issue or make any commitment to issue any security by the Company, including any security convertible into capital stock; grant any registration rights; or purchase, redeem, retire or make any other acquisition of any shares of its capital stock or other securities;

           (o) not amend the certificate or articles of incorporation or bylaws (or equivalent governing documents) of the Company;

           (p) not enter any contract with any Stockholder or any affiliate of any Stockholder; and

           (q) not enter into any agreement or understanding to do or engage in any of the foregoing actions described in paragraphs (j) through (p).

     5.09  Conduct of Envirogen's Business.  From the date hereof to the
           -------------------------------
Effective Time, except with the prior written consent of all of the Stockholders, Envirogen will, and will cause its affiliates to:

           (a) carry on their businesses in, and only in, the usual, regular and ordinary course, consistent with past practice and in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with customers, contractors, and others having business dealings with them to the end that their goodwill and going business shall be materially unimpaired at the Effective Time;

           (b) pay and discharge all of their debts, liabilities and obligations as they become due;

           (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by them;

           (d) perform all of their obligations under agreements, contracts and instruments relating to or affecting their properties, assets and business;

           (e) maintain their facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear accepted;

           (f) maintain their books of account and records in the usual, regular and ordinary manner and to use their best efforts to maintain in full force and effect all licenses, permits and other authorizations issued to them with respect to their assets or businesses by any government or regulatory or administrative agency;

           (g) comply with all statues, laws, ordinances, rules and regulations applicable to them and to the conduct of their businesses;

           (h) promptly advise the Stockholders in writing of any material adverse change in the financial condition, operations, assets, prospects or business of Envirogen and its affiliates, taken as a whole;

           (i) except as expressly provided in Section 1.02, not make any change in Envirogen's authorized capital stock or purchase, redeem retire or make any other acquisition of any shares of Envirogen's capital stock or other securities;

           (j) except as expressly provided in Section 1.02, not take any action to amend Envirogen's Certificate of Incorporation or Bylaws;

           (k) not take any action to amend or otherwise modify the Securities Purchase Agreement; or

           (l) not enter into any agreement or understanding to do or engage in any of the foregoing actions described in paragraphs (i) through (k).

     5.10  Sale of Shares of the Company.  From the date hereto to the
           -----------------------------
Effective Time, except with the prior written consent of Envirogen, each Stockholder will not sell, assign, transfer, or otherwise encumber any of his shares of Company Common Stock, or any rights of such Stockholder in such shares.

     5.11  Retirement of Certain Loans.  Prior to the Merger, all loans by the
           ---------------------------
Company to any Stockholder or any other company or other person controlled by or affiliated with such Stockholder shall be paid in full, and all loans to the Company from any Stockholder or any other company or other person controlled by or affiliated with such Stockholder shall be repaid.

     5.12  Financial Information.
           ---------------------

           (a) Until the Closing, the Company shall provide Envirogen, as soon as practicable and in any event no later than the 30th day after the end of each month, with an unaudited balance sheet and income statement of the Company as of and for the month then ended, prepared on the same basis as the interim financial statements referred to in Section 3.08, and certified as such by the President of the Company.

           (b) The Company shall provide Envirogen as soon as practicable and in any event not later than February 15, 1997, the balance sheet of the Company as at December 31, 1996 (including the notes thereto), and the related statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with an "unqualified opinion" thereon of Vrakas, Blum & Co., S.C., independent public accountants.

           (c) Until the Closing, Envirogen shall provide to the Company, at the same time and to the same extent such information is provided to Envirogen's executive officers, an unaudited consolidated balance sheet and income statement of Envirogen as of and for the month ended, prepared on the same basis as the interim financial statements included in the Envirogen Reports described in
Section 4.06 of this Agreement, certified as such by the Controller of Envirogen.

     5.13  Adoption by Stockholders.  The Stockholders, constituting the
           ------------------------
holders of all of the issued and outstanding capital stock of the Company, by executing this Agreement, consent to the adoption of this Agreement by the Company and agree that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the shareholders of the Company held for this purpose. Each Stockholder acknowledges receipt of a notice of his rights to dissent from the Merger under the WBCL and to demand an appraisal of his shares and shall provide Envirogen with a copy of such notice prior to the Closing Date. The Company and each Stockholder waives any rights it or he may have under the Stock Purchase Agreement dated June 6, 1990 among the Stockholders and the Company with respect to this Agreement and the transactions contemplated hereby, and agrees that as of the Closing Date such Stock Purchase Agreement shall be terminated and be of no further force or effect.

     5.14  Stock Options.  Following the Effective Time, Envirogen shall make
           -------------
available to certain employees of the Company that remain with the Surviving Corporation after the Merger options to purchase an aggregate of 600,000 shares of Envirogen Common Stock under the Envirogen, Inc. 1990 Incentive Stock Option and Non-Qualified Stock Option Plan (the "Option Plan") at an exercise price per share equal to the closing price of Envirogen's Common Stock on the Closing Date. The identity of such employees, the number of shares subject to such options, the exercise price, whether such options will be incentive or non-qualified options, the vesting schedule for such options (which will not be longer than 20% per year over a five-year vesting period) and the other terms and conditions thereof shall be mutually agreed to by the Company and Envirogen prior to Closing.

     5.15  Costs and Expenses.  Except as otherwise provided herein, the
           ------------------
Stockholders and Envirogen shall each pay their own fees and expenses and those of their respective agents and advisors incurred in connection with the transactions contemplated by this Agreement (including, without limitation, all legal and accounting fees (collectively, "Transaction Costs")), it being agreed that the proposed acquisition of the Company contemplated by this Agreement is not in the ordinary course of the Company's business and that none of the Transaction Costs incurred in connection with the transactions contemplated hereby shall be borne by the Company. Notwithstanding the foregoing, (a) if the transactions contemplated by this Agreement are consummated, Envirogen shall pay up to a maximum of $350,000 in the aggregate of the reasonable Transaction Costs (other than the fees and expenses of any brokers or finders required to be set forth on the Disclosure Schedule pursuant to Section 3.26 hereof) incurred by the Stockholders, upon submission to Envirogen of reasonably detailed invoices and such other information related thereto as Envirogen may reasonably request, and (b) if this Agreement is terminated by the Company pursuant to Section 9.01(d) hereof on account of the failure to fulfill the condition set forth in Section 6.03(f) herein, then Envirogen (or any successor to Envirogen) shall pay up to a maximum of $350,000 in the aggregate of all reasonable Transaction Costs incurred by the Stockholders upon submission to Envirogen (or such successor) of reasonably detailed invoices and such other information related thereto as Envirogen (or its successor) may reasonably request. It is agreed and acknowledged that all fees and expenses of Coopers & Lybrand LLP incurred in connection with the transactions described in this Agreement (including the audit of any financial statements of the Company) are fees and expenses incurred by Envirogen and are not Transaction Costs of the Stockholders.

     5.16  Covenant Not-to-Compete.
           -----------------------

           (a) Except as otherwise permitted in this Section 5.16(a), for a period of five (5) years from and after the Closing Date, no Stockholder shall, directly or indirectly, operate, manage, own, control, provide consulting services to, or in any way be connected with or be concerned with or be interested in any person, entity or business (other than Envirogen or its affiliates) that (i) does research with respect to, designs, develops, produces or manufactures any products which are the same as or substantially similar to or are intended for uses similar to those with respect to which Envirogen or any affiliate designs, develops, produces or manufactures; or (ii) furnishes services similar to those furnished by Envirogen or any affiliate. The provisions of this paragraph, however, shall not prohibit any Stockholder from investing in the securities of any such business or enterprise which are traded publicly and constitute less than one percent (1%) of the particular class of such business's or enterprises's securities outstanding from time to time.

           (b) From and after the Closing Date, no Stockholder shall disclose directly or indirectly to any person outside of the employ of the Surviving Corporation, without the express authorization of the Surviving Corporation, any customer lists, pricing strategies, customer and employee files and records, any proprietary data or trade secrets of the Surviving Corporation, or any financial or other information about the Surviving Corporation not in the public domain.

           (c) For a period of five (5) years from and after the Closing Date, no Stockholder shall engage or participate in any effort or act to induce any of the customers, suppliers, associates, employees or independent contractors of the Surviving Corporation to take any action or to refrain from taking any such action or inaction which might be disadvantageous to the Surviving Corporation, including, but not limited to, the solicitation of the Surviving Corporation's customers, suppliers, associates, employees or independent contractors to cease doing business, or their association or employment, with the Surviving Corporation.

           (d) Each Stockholder expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 5.16, and that the Surviving Corporation, in addition to all other remedies under this Agreement, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

           (e) The invalidity or unenforceability of any provision or provisions of this Section 5.16 shall not affect the validity or enforceability of any other provision of this Section 5.16, which shall remain in full force and effect, and in the event that any provision of this Section 5.16 shall be determined to be invalid or unenforceable for any reason, such provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent compatible with and possible under applicable law.

     5.17  Voting Agreement of Allen & Company Incorporated.  Contemporaneously
           ------------------------------------------------
with the execution and delivery of this Agreement, Allen & Company Incorporated shall deliver to the Company a duly executed voting agreement in the form attached hereto as Exhibit 5.17.

     5.18  Repayment of Company Debt.  Contemporaneously with the Closing, the
           -------------------------
Company shall repay in full all of the then outstanding Company Debt, without the payment of any prepayment premium or other similar penalty, and each Stockholder shall receive at the Closing, in form and substance reasonably satisfactory to such Stockholder, a copy of a satisfaction statement from each lender of the Company Debt and a release from each lender of any and all personal guarantees from the Stockholders held with respect to any Company Debt and any Permitted Debt.

     5.19  Envirogen Board Nominee.  For so long as the Stockholders
           -----------------------
beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), in the aggregate, at least 7.5% of the issued and outstanding shares of the Envirogen Common Stock, Envirogen will nominate and use its best efforts to elect and cause to remain as a director on Envirogen's Board of Directors one individual as such Stockholders as a group may designate (provided that no Stockholder shall have a vote on such matter if such Stockholder does not then own shares of Envirogen Common Stock). Such designee shall be William C. Smith, provided that Mr. Smith is willing and able to serve in such position. Any vacancy created by Mr. Smith's unwillingness or inability to act or by his death, disability, retirement, resignation or removal shall be filled by the majority vote of the number of shares of Envirogen Common Stock owned by the Stockholders on the date of such vote.

     5.20  Indemnification of the Company's Directors and Officers.  For a
           -------------------------------------------------------
period of at least six (6) years after the Effective Time, Envirogen will indemnify the directors and officers of the Company and its affiliates who serve as such immediately prior to the Effective Time to the same extent as such persons presently are indemnified by the Company pursuant to the Company's Articles of Incorporation or Bylaws or the provisions of the WBCL (as in effect at the Effective

Time and notwithstanding any subsequent change to the WBCL) with respect to matters which arose prior to the Effective Time.

     5.21  Post-Closing Operation of the Company.  Envirogen agrees that, at
           -------------------------------------
least through December 31, 1998, it will maintain and operate the assets, operations and business of the Company as a separate operating division of Envirogen (the "Division"). In this regard, separate books and records, including budgets, expenses, revenues, operating profits and the like, will be maintained with respect to the Division's operations; provided, that there shall be no corporate charges by Envirogen to the Division except for actual service provided by Envirogen to the Division and then only at the actual cost of such services.

     5.22  Continuation of PAC Plans. Envirogen agrees that, at least through
           -------------------------
December 31, 1998, it will retain the Company's PAC Plans (as defined below) and will award bonuses to employees of the Division during that period and will pay out all such bonuses awarded at the times and otherwise in accordance with the provisions of the PAC Plans based on the financial results of the Division. For purposes of this Agreement, the term "PAC Plans" shall mean (a) the Company's Provisional Additional Compensation Plan for Employees, (b) the Company's bonus plan for the employees of its Engineering Solutions division, (c) the Company's bonus agreement with the Director of its Air Sciences and Engineering Group and
(d) the Company's bonus agreements with the two directors of its Remediation Services Group, in each case as in effect on the date hereof.

     5.23  Insurance Matters.  Prior to the Closing, Envirogen shall make
           -----------------
arrangements with insurers so that, as of the Effective Time, the assets, business, operations and personnel of the Company will be covered under a Commercial General Liability Insurance Policy and a Combined Professional and Contractors Pollution Liability Policy for the period after the Effective Time. Such coverage shall insure the assets, business, operations and personnel of the Company against losses associated with any claims made after the Effective Time, whether relating to the conduct of the Company's business prior to the Effective Time or after the Effective Time, and shall be subject to such terms and conditions as may be mutually agreed to by the Company and Envirogen prior to the Closing. Prior to the Closing, the Company shall file with its insurer all necessary incident reports, if any, and will deliver copies of such reports to Envirogen. At or prior to the Closing, Envirogen shall deliver to the Stockholders certificates of such insurance, endorsements or other evidence of such insurance coverage.

                            SECTION 6. CONDITIONS

     6.01  Conditions Precedent to the Obligations of All Parties.
           ------------------------------------------------------
Notwithstanding any other provision of this Agreement, the obligations of Envirogen, the Company and the Stockholders to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

           (a) this Agreement and the transactions contemplated hereby (including without limitation the amendment to Envirogen's Certificate of Incorporation to increase the number of authorized shares of Envirogen Common Stock from 20,000,000 to 50,000,000 and the amendment to Envirogen's Option Plan to, among other things, increase the number of shares of Envirogen Common Stock reserved for issuance upon exercise of options granted under such plan from 2,000,000 to 3,000,000) shall have been approved by the affirmative vote of the stockholders of Envirogen by the requisite vote in accordance with Envirogen's certificate of incorporation, as amended, and the DGCL;

           (b) the Securities Purchase Agreement shall have been approved by the affirmative vote of the stockholders of Envirogen by the requisite vote in accordance with Envirogen's certificate of incorporation, as amended, and the DGCL, and the transactions contemplated thereby shall have been consummated;

           (c) all permits, approvals and consents of any governmental body or agency necessary or appropriate for consummation of the Merger shall have been obtained;

           (d) no preliminary or permanent injunction or other order of a court or governmental agency or authority in the United States shall have been issued and be in effect, and no federal or state statute, rule or regulation shall have been enacted or promulgated after the date hereof and be in effect that prohibits the consummation of the Merger or imposes material limitations on the ability of the Surviving Corporation to exercise full rights of ownership of the Company's assets or business;

           (e) there shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States that challenges the consummation of the Merger or seeks to impose material limitations on the ability of the Surviving Corporation to exercise full rights of ownership of the assets or business of the Company;

           (f) Envirogen shall have received an opinion from its financial advisor, Allen & Company Incorporated, dated the Closing Date, stating that in the opinion of such financial advisor the terms of the Merger and the Securities Purchase Agreement are fair to the stockholders of Envirogen from a financial point of view;

           (g) the holders of no more than 10% of the shares of Envirogen's Common Stock outstanding and entitled to vote on the matters described in
Section 5.01 of this Agreement shall have exercised dissenters' rights with respect to any or all of such matters in accordance with the provisions of the DGCL;

           (h) Envirogen shall have received all Permits necessary for it to qualify and act as a "service provider" under and in accordance with the Petroleum Environmental Clean Up Fund Act of Wisconsin ("PECFA");

           (i) Envirogen and each Stockholder shall have executed and delivered an Employment Agreement in the form attached hereto as Exhibit 6.01(i) containing the appropriate information for each Stockholder as listed on Schedule A to Exhibit 6.01(i) attached hereto; and

           (j) Envirogen and the Company shall have received from each lender of Company Debt a pay-off statement with respect to such Company Debt and a representation that upon the payment to such lender of the amount stated in the pay-off statement such lender will deliver to Envirogen, the Company and each Stockholder a satisfaction statement to the effect that all such Company Debt has been satisfied in full and that Envirogen, the Company and each Stockholder have no further liability of any kind to such lender.

     6.02  Additional Conditions Precedent to the Obligations of Envirogen.  In
           ---------------------------------------------------------------
addition to the conditions contained in Section 6.01, the obligations of Envirogen to effect the Merger shall also be subject to the fulfillment at the Effective Time of each of the following conditions:

           (a) there shall not have occurred any material adverse change in the business, financial condition, prospects, assets or operations of the Company since the date of the Interim Balance Sheet;

           (b) the representations and warranties of the Company and the Stockholders contained in Section 3 and Section 7.01 shall be true and correct in all material respects at and as of the date hereof and as of the Effective Time as if made at and as of such time; the Company and each Stockholder shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it or him prior to or at the Effective Time; and the Company and each Stockholder shall have delivered to Envirogen a certificate dated the Effective Time and signed on behalf of the Company by its President and by each Stockholder to the effect set forth in this paragraph (b);

           (c) Envirogen shall have received a certificate pursuant to Section 2.03(a) dated the Effective Time signed on behalf of the Company by its President and by each Stockholder, which certificate shall evidence that the Company's Estimated Adjusted Net Worth as of the Closing Date is at least One Million Dollars ($1,000,000);

           (d) Envirogen shall have received from Quarles & Brady, counsel for the Company and the Stockholders, an opinion dated the Effective Time in form and substance satisfactory to Envirogen and its counsel, with respect to the matters set forth on Exhibit 6.02(d) hereto;

           (e) all approvals or consents of any third party required for the execution, delivery or performance of this Agreement by the Company or the Stockholders, as required to be disclosed on the Disclosure Schedule pursuant to Sections 3.03(a) and 3.14(a), shall have been obtained and delivered to Envirogen;

           (f) each Stockholder shall have executed and delivered to Envirogen a Release in the form attached hereto as Exhibit 6.02(f);

           (g) each Stockholder shall not have exercised dissenters' rights under the WBCL in connection with the Merger, and shall have executed and delivered a waiver of such rights, in form and substance acceptable to Envirogen;

           (h) each Stockholder and the Escrow Agent shall have executed and delivered to Envirogen the Escrow Agreement;

           (i) evidence satisfactory to Envirogen of termination of the Company's contracts, plans and agreements listed on Exhibit 6.02(i) without any liability to the Company, Envirogen or the Surviving Corporation other than the repayment of the Company Debt and the Permitted Debt;

           (j) Envirogen shall have received the financial statements of the Company at and for the fiscal years ended December 31, 1994, 1995 and 1996, as audited by Coopers & Lybrand L.L.P. and accompanied by an "unqualified opinion" of Coopers & Lybrand L.L.P. thereon; and

           (k) all Permits required to be disclosed on the Disclosure Schedule pursuant to Section 3.06(b)(ii) hereof shall have been granted or renewed in accordance with applicable law.

     6.03  Additional Conditions Precedent to the Obligations of the
           ---------------------------------------------------------
Company and Stockholders.  In addition to the conditions contained in Section
------------------------
6.01, the obligations of the Company and the Stockholders to effect the Merger shall also be subject to the fulfillment at the Effective Time of each of the following conditions:

           (a)  the representations and warranties of Envirogen contained in
Section 4 shall be true and correct in all material respects at and as of the date hereof and as of the Effective Time as if made at and as of the Effective Time; Envirogen shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time; and Envirogen shall have delivered to the Stockholders a certificate dated the Effective Time and signed on its behalf by its President to the effect set forth in this paragraph (a);

           (b) the Stockholders shall have received from Drinker Biddle & Reath, counsel for Envirogen, an opinion dated the Effective Time, in form and substance satisfactory to the Company, the Stockholders and counsel thereto, with respect to the matters set forth on Exhibit 6.03(b) hereto;

           (c) Envirogen and Warburg shall have executed and delivered to the Stockholders a Registration Rights Agreement in the form attached hereto as
Exhibit 6.03(c) (the "Registration Rights Agreement");

           (d) there shall not have occurred any material adverse change in the business, financial condition, prospects, assets or operations of Envirogen since September 30, 1996;

           (e) all approvals or consents of any third party required for the execution, delivery, or performance of this Agreement by Envirogen shall have been obtained and delivered to the Stockholders;

           (f) there shall not have been completed any Envirogen Acquisition Transaction, nor shall there have been any public announcement of a bona fide proposal or plan with respect to an Envirogen Acquisition Transaction;

           (g) the Envirogen Common Stock shall continue to be quoted and traded in the Nasdaq SmallCap Market, and the Envirogen Shares shall have been approved for quotation, upon notice of issuance, in the Nasdaq SmallCap Market;

           (h) the average of the daily closing prices of a share of Envirogen Common Stock as reported on the Nasdaq SmallCap Market during the period of ten trading days ending on the last trading day prior to the Envirogen Stockholder Meeting shall not be less than $1.90; and

           (i) Envirogen and the Escrow Agent shall have executed and delivered to the Stockholders the Escrow Agreement.

     6.04  Waiver.  Any time prior to the Effective Time, any party hereto may
           ------
(i) in the case of Envirogen, extend the time for the performance of any of the obligations or other acts of the Company or any Stockholder or waive compliance with any of the agreements of the Company or any Stockholder or with any conditions to its own obligations or (ii) in the case of the Company and the Stockholders, extend the time for the performance of any of the obligations or other acts of Envirogen or waive compliance with any of the agreements of Envirogen or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                        SECTION 7.  SECURITIES MATTERS

     7.01  Investment Representations and Covenants of Stockholders.
           --------------------------------------------------------

           (a) Each Stockholder understands (subject to the express obligation of Envirogen to register the shares of Envirogen Common Stock to be issued to the Stockholders in the Merger (the "Envirogen Shares") as provided in Section
7.02 hereof) that the issuance of the Envirogen Shares will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), on the grounds that the issuance of the Envirogen Shares is exempt from registration pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act ("Regulation D"), and that the reliance of Envirogen on such exemptions is predicated in part on such Stockholder's representations, warranties, covenants and acknowledgements set forth in this Section.

           (b) Each Stockholder hereby represents and warrants to Envirogen that he is an Accredited Investor, as that term is defined in Regulation D, and that the Envirogen Shares will be acquired by him for his own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and such Stockholder will not distribute or transfer any of the Envirogen Shares in violation of the 1933 Act. Each Stockholder is a resident of Wisconsin for purposes of state securities laws.

           (c) Each Stockholder: (i) acknowledges that the Envirogen Shares are not registered under the 1933 Act and may not be sold by such Stockholder unless the Envirogen

Shares are first registered under the 1933 Act (in accordance with Section 7.02 hereof or otherwise) or an exemption from registration is available with respect to such sale transaction, (ii) is aware that any sales of the Envirogen Shares made under Rule 144 of the Securities and Exchange Commission under the 1933 Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not presently, and for a period of at least two years following the Closing Date hereof may not be, available for use by such Stockholder for resale of the Envirogen Shares, and (iv) is aware that Envirogen is not obligated to register any sale, transfer or other disposition of the Envirogen Shares except in accordance with the provisions of Section 7.02 hereof.

           (d) Each Stockholder represents and warrants to Envirogen that such Stockholder has such knowledge and experience in financial and business matters that he is fully capable of evaluating the risks and merits of such Stockholder's investment in the Envirogen Shares.

           (e) Each Stockholder acknowledges receipt of the Envirogen Reports, the Securities Purchase Agreement and the exhibits and schedules thereto and such other documents, agreements and information as each Stockholder has required and confirms and acknowledges that: (i) Envirogen has afforded such Stockholder the opportunity to ask questions of and receive answers from Envirogen's officers and various directors concerning the terms and conditions of this Agreement and such Stockholder's investment in the Envirogen Shares and to obtain such additional information as such Stockholder has requested, and
(ii) such Stockholder has availed himself of such opportunity to the extent he deems necessary and has received the information requested.

           (f)  In order to ensure compliance with the provisions of subsection
(b) hereof, each Stockholder covenants and agrees that, after the Closing, he will not sell, transfer or otherwise dispose of any of the Envirogen Shares or any interest therein (unless such sale, transfer or disposition has been registered under the 1933 Act in accordance with the provisions of Section 7.02 hereof or otherwise) or otherwise without there first having been compliance with either of the following conditions:

                (i) Envirogen shall have received a written opinion of counsel in form and substance reasonably satisfactory to Envirogen, or a copy of a "no-action" or interpretive letter of the SEC, specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the provisions of the 1933 Act and the rules and regulations promulgated thereunder; or

                (ii) Envirogen shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

           (g) Each Stockholder agrees that he will not sell, transfer or otherwise dispose of Envirogen Shares for a period of twelve (12) months after the Effective Time without the prior written consent of Envirogen.

           (h) Each Stockholder also acknowledges and agrees that the certificates representing the Envirogen Shares issuable to him will contain a restrictive legend noting the restrictions on transfer described in this Section
7.01 and under federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Envirogen's stock transfer agent.

     7.02  Registration Rights Agreement.  Envirogen shall register the shares
           -----------------------------
of Envirogen Common Stock as described in, and subject to the terms and conditions provided under, the Registration Rights Agreement.

                      SECTION 8. INDEMNIFICATION; ESCROW

     8.01  Indemnification.
           ---------------

           (a)  Indemnities.  Each Stockholder (and, prior to the Closing Date,
                -----------
the Company) agrees to indemnify and hold harmless each of Envirogen and the Surviving Corporation and their respective directors, officers, employees and agents, and Envirogen agrees to indemnify and hold harmless each Stockholder (and, prior to the Closing Date, the Company) and their respective agents (the party referred to as indemnifying another party being hereinafter referred to as the "indemnifying party") against any and all losses, costs, expenses, claims, damages or liabilities, including the amount of any settlement approved by such indemnifying party and expenses of enforcing this Agreement (collectively, "Loss"), which the party entitled to such indemnification (the "indemnified party") has suffered, incurred or become subject to, and to reimburse the indemnified party for any reasonable legal, audit or other expenses incurred by it in connection with investigating any claims and defending any actions, insofar as any such Loss arises out of or is based upon: (i) any false representation or the breach of any warranty made by the indemnifying party herein or in any schedule, document, list, certificate or other instrument delivered to the indemnified party pursuant to this Agreement; or (ii) any breach or default in performance by the indemnifying party of any of its covenants or agreements with the indemnified party contained herein.

           (b)  Notices.  A party seeking indemnification hereunder shall
                -------
promptly notify the party from whom it is seeking indemnification of the assertion of any claim or the discovery of any fact upon which the party seeking indemnification intends to base a claim for indemnification hereunder. With respect to any claim made by a third party against which a party hereto is seeking indemnification hereunder (other than a claim made by a taxing authority with respect to any consolidated, combined or unitary return filed by Envirogen or an affiliate thereof), the party from whom indemnification is sought shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the party seeking indemnification shall fully cooperate with the party from whom indemnification is sought subject to reimbursement for actual out-of-pocket expenses incurred as the result of such request by the party from whom indemnification is sought. If the party from whom indemnification is sought either does not elect to assume control or otherwise participate in the defense of any third-party claim, that party shall be bound by the results obtained by the other with respect to such claim.

           (c)  Survival of Representations, Warranties and Covenants.  The
                -----------------------------------------------------
representations and warranties of each party hereto shall survive for a period commencing on the date hereof and ending on the first anniversary of the Effective Time (the "Claims Period"). If no claim for indemnification relating to any misrepresentation or breach of warranty has been initiated within the Claims Period, then no claim for indemnification hereunder or any other claim may be asserted under law or under this Agreement for any misrepresentation or breach of warranty hereunder; provided, however, that in the case of (i) the
                              --------  -------
representations and warranties of the Company and the Stockholders contained in Sections 3.18, 3.19 and 3.23 of this Agreement and (ii) the representations and warranties of Envirogen in Sections 2.14, 2.15 and 2.24 of the Securities Purchase Agreement, relating to income and other tax claims, ERISA claims and environmental claims, claims may be made within the period of the applicable statute of limitations provided that neither party takes, nor permits to be taken, any action to extend such period of limitations without the other's written consent in advance; and provided further, that notwithstanding anything
                                ----------------
contained herein to the contrary, this paragraph shall not impose any time limitation on the assertion of claims for breach of any covenant or agreement made by any party hereunder.

           (d)  Investigations.  Any indemnity agreements contained in this
                --------------
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party.

           (e)  Exclusivity.  The rights of indemnity provided by this Section
                -----------
8.01 shall, after the Effective Time, be exclusive of all other rights of indemnity or contribution, whether created by law or otherwise, relating in any way to the subject matter of this Agreement except as provided in Section 5.16(d) hereof; provided that notwithstanding the provisions of this Section
                --------
8.01 or any other provision of this Agreement, nothing contained in this Agreement shall limit any liability of any party hereto arising out of any act of fraud or intentional misrepresentation by such party occurring in connection with this Agreement, and the rights of indemnity of the parties hereto from any Loss incurred in connection therewith shall be in addition to any other rights to indemnification that the parties hereto may have pursuant to law or otherwise.

           (f)  Limitations.
                -----------

               (i) An indemnified party shall not be entitled to recovery for any Loss relating to a matter covered by a reserve established for such matter on the latest financial statements of the indemnifying party delivered to the indemnified party on or before the Effective Time unless, and only to the extent that, the cumulative Loss suffered by such indemnified party exceeds the amount of such reserve. For these purposes only, the reserves of the Company on the Closing Statement shall be deemed to be a reserve of the Stockholders.

               (ii) An indemnified party shall not be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach or inaccuracy of more than one of the representations, warranties, covenants and agreements made by an indemnifying party in or pursuant to this Agreement.

                (iii) With respect to claims for breaches by an indemnifying party of its representations and warranties, the indemnified party shall not be entitled to indemnification hereunder unless and until the aggregate of all valid claims of the indemnified party relating to breaches of representations or warranties exceeds the sum of $50,000 (the "Threshold"), and then only to the extent of the amount in excess of the Threshold.

                (iv) The liability of each Stockholder under this Section 8.01 shall be limited to the Escrow Money and the Escrow Shares (and, after the expiration of the Claims Period with respect to a misrepresentation or breach of warranty with respect to the representations and warranties of the Company and the Stockholders contained in Sections 3.18, 3.19 and 2.23 of this Agreement, the liability of the Stockholders shall be limited to an aggregate amount equal to the Escrow Money and the value of the Escrow Shares as of the expiration of the Claims Period, but the liability of each Stockholder in such case shall be several and not joint); provided, however, that any Loss of the Surviving Corporation that arises out of any act of fraud or intentional misrepresentation by the Stockholders shall not be so limited to the Escrow Money and the Escrow Shares (or the value thereof as of the expiration of the Claims Period), but the liability of each Stockholder in such case shall be several and not joint with respect to such Loss.

                (v) The cumulative liability of Envirogen and the Surviving Corporation under this Section 8.01 shall be limited in the aggregate to an amount equal to the amount of the Escrow Money and the value of the Escrow Shares on the Closing Date.

                (vi) The amounts for which an indemnifying party shall be liable under this Section 8.01 of this Agreement shall be: (A) net of any tax benefit realized or to be realized by the indemnified party by reason of the facts and circumstances giving rise to the indemnifying party's liability; and
(B) net of any insurance proceeds received by the indemnified party in connection with the facts giving rise to the right of indemnification.

     8.02  Escrow.
           ------

           (a) At the Closing, immediately after the delivery to the Stockholders of certificates for the shares of Envirogen Common Stock to be issued in the Merger, (i) the Stockholders shall deliver to Summit Bank as escrow agent (the "Escrow Agent"), certificates representing the Escrow Shares duly endorsed in blank for transfer by the Stockholders and (ii) Envirogen will deliver to the Escrow Agent the Escrow Money. The Escrow Shares and the Escrow Money shall be held by the Escrow Agent in escrow pursuant to the terms of this
Section 8.02 and the terms of the Escrow Agreement, and the Escrow Agent and the Surviving Corporation are hereby granted a security interest in the Escrow Shares and the Escrow Money, as security for any right to indemnification the Surviving Corporation may have under Section 8.01 hereof and as security for the Stockholders' timely performance of the their obligations under Section 2.05 hereof.

           (b) If the Surviving Corporation determines that it is entitled to be indemnified pursuant to Section 8.01 or that an amount is owed pursuant to
Section 2.05 hereof, it shall so notify the Stockholders of the nature of the claim and the amount (estimated or actual) of the Loss. Subject to the rights of the Stockholders pursuant to Section 8.02(c) hereof, all amounts payable to the Surviving Corporation pursuant to Sections 8.01 and 2.05 shall be paid first in cash from the Escrow Money and then from the Escrow Shares. The number of Escrow Shares to be transferred to the Surviving Corporation pursuant to this Section 8.02(b) shall equal the remaining amount of the Loss so incurred (after any payments in cash in respect thereof from the Escrow Money) divided by the average of the daily closing prices of a share of Envirogen Common Stock as reported by the Nasdaq SmallCap Market during the period of ten trading days ending on the last trading day prior to the date of receipt by the Stockholders of the notice described in this Section 8.02(b) (the "Average Price"). To the extent that the Surviving Corporation has a right to receive any of the Escrow Shares, it shall give a notice to the Stockholders and the Stockholders may, within the ten (10) day period after such notice, pay to the Escrow Agent cash in an amount equal to the amount of such Loss, and the Escrow Agent shall then in lieu of the transfer of Escrow Shares to the Surviving Corporation pay to the Surviving Corporation cash in the amount of such Loss and release to the Stockholders that number of the Escrow Shares calculated by dividing the amount of cash paid by the Stockholders to the Escrow Agent by the Average Price.

           (c) If the Stockholders do not deliver to the Surviving Corporation written objection to the notice described in Section 8.02(b) within twenty (20) business days after the date of such notice, the amount of loss shall be deemed accepted by the Stockholders and the appropriate number of Escrow Shares and Escrow Money shall become the property of the Surviving Corporation in accordance with Section 8.02(b). If the Stockholders deliver to the Surviving Corporation written notice of objection within such twenty (20) business day period, then the Stockholders and the Surviving Corporation shall, within twenty
(20) business days after receipt of such notice of objection, attempt to resolve the dispute. If the Stockholders and the Surviving Corporation fail to do so within said period of time, the matter shall be determined by a court of competent jurisdiction.

           (d) All Escrow Shares that have not theretofore been transferred to the Surviving Corporation pursuant to this Section 8.02 shall be delivered by the Escrow Agent to the Stockholders promptly after the expiration of the Claims Period; provided that if, at the expiration of the Claims Period, the Surviving Corporation shall have given written notice to the Stockholders of a Loss (actual or potential) hereunder, the Escrow Agent shall continue to withhold a number of Escrow Shares and Escrow Money in accordance with the terms of Section 8.02(b) above as is appropriate, in its reasonable judgment, to satisfy the amount of the Loss. Such Escrow Shares and Escrow Money shall continue to be withheld until there has been a final determination as to whether the Surviving Corporation has suffered any such Loss.

           (e) The Stockholders shall not transfer any of the Escrow Shares, or any interest therein, or attempt to pledge any of the Escrow Shares, so long as the Escrow Shares are held in escrow by the Escrow Agent hereunder.

           (f) Unless and until the Escrow Shares become the property of the Surviving Corporation as above provided, each cash dividend declared and paid with respect to such Escrow Shares shall be delivered, as paid, to the Stockholders. In the case of any stock dividend, stock split, reverse stock split or similar event, the additional shares shall be added to the Escrow Shares. All other rights incident to the Escrow Shares, except as provided for in, or limited by, this Section 8.02, shall be in the Stockholders. With respect to the right to vote the Escrow Shares, each Stockholder shall have the right to vote the Escrow Shares to the extent of his pro rata ownership interest in such Escrow Shares.

                            SECTION 9.  TERMINATION

     9.01  Termination.  This Agreement may be terminated at any time prior to
           -----------
the Effective Time:

           (a)  by mutual agreement of the Company and Envirogen;

           (b) by Envirogen, if events have occurred which have made it impossible to satisfy a consition precedent to Envirogen's obligations to consummate the transactions described in this Agreement, unless Envirogen's breach of this Agreement has caused the condition to be unsatisfied;

           (c) by the Company and the Stockholders, if events have occurred which have made it impossible to satisfy a condition precedent to the Company's and the Stockholders' obligations to consummate the transactions described in this Agreement, unless the Company's or any Stockholder's breach of this Agreement has caused the condition to be unsatisfied;

           (d) by Envirogen or the Company, upon notice to the other, if the Merger shall not have become effective on or before May 31, 1997 (unless such date is extended in writing by the parties hereto), except that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

           (e) by Envirogen or the Company, upon notice to the other, if the required approval of the stockholders of Envirogen contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Envirogen Stockholder Meeting or at any adjournment or postponement thereof.

     9.02  Effect of Termination.  Except as provided in Section 5.04 hereof
           ---------------------
with respect to information obtained in connection with the transactions contemplated hereby and as provided in Section 5.15 hereof with respect to the payment of reasonable Transaction Costs under certain circumstances, in the event of the termination of this Agreement pursuant to the provisions of Section 9.01, the provisions of this Agreement shall become void and have no effect, with no liability on the part of any party hereto or its shareholders or directors or officers in respect thereof, provided that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a breach of its obligations, covenants, representations or warranties contained in this Agreement.

                        SECTION 10.  GENERAL PROVISIONS

     10.01 Amendment.  This Agreement may be amended by the parties hereto at
           ---------
any time before or after approval of the Merger by the stockholders of Envirogen; provided that following approval of the Merger by the stockholders of Envirogen, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     10.02 Extension; Waiver.  At any time prior to the Effective Time of the
           -----------------
Merger, Envirogen, on the one hand, and the Company and the Stockholders, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     10.03 Notices.  All notices or other communications permitted or required
           -------
under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                (a)    If to Envirogen, to:

                                             Envirogen, Inc.
                                             4100 Quakerbridge Road
                                             Lawrenceville, New Jersey 08648
                                             Telecopier No.: 609-936-9221
                                             Attn: Harch S. Gill

                                             with a copy to:

                                             Drinker Biddle & Reath
                                             47 Hulfish Street
                                             Princeton, New Jersey 08542
                                             Telecopier No.: 609-921-2265
                                             Attn: John E. Stoddard III, Esq.

                (b)    If to the Company, to:

                                             Fluid Management, Inc.
                                             2831 No. Grandview Blvd.
                                             P.O. Box 90
                                             Pewaukee, Wisconsin 53072-0090
                                             Telecopier No.: 414-549-6938
                                             Attn: William C. Smith

                                             with a copy to:

                                             Quarles & Brady
                                             411 East Wisconsin Avenue
                                             Milwaukee, Wisconsin 53202-4497
                                             Telecopier No.: 414-271-3552
                                             Attn: Patrick M. Ryan, Esq.

                (c)    If to the Stockholders, to:

                                             William C. Smith
                                             S38 W33688 Highway D
                                             Dousman, Wisconsin 53118

                                             Douglas W. Jacobson
                                             2518 N. 81st Street
                                             Wauwatosa, Wisconsin 53213

                                             Gary W. Hawk
                                             W272 N1347 Spring Hill Drive
                                             Pewaukee, Wisconsin  53072

                                             Richard W. Schowengerdt
                                             250 N. Summit Moors Drive
                                             Oconomowoc, Wisconsin  53066

                                             with a copy to:

                                             Quarles & Brady
                                             411 East Wisconsin Avenue
                                             Milwaukee, Wisconsin 53202-4497
                                             Telecopier No.: 414-271-3552
                                             Attn: Patrick M. Ryan, Esq.

     10.04 Assignment and Benefit.
           ----------------------

           (a) Prior to the Closing Date, this Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. After the Closing Date, any party may assign its rights (but not its obligations) under this Agreement upon written notice to the other parties. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

           (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

     10.05 Severability.  If any provision of this Agreement, or the application
           ------------
thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void unenforceable provision.

     10.06 Other Remedies.  Except as otherwise provided herein, any and all
           --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     10.07 Further Assurances.  Each party agrees to cooperate fully with the
           ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     10.08 Governing Law.  This Agreement is made pursuant to, and shall be
           -------------
construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to otherwise applicable principles of conflicts of law, except insofar as the corporation laws of Delaware and Wisconsin apply to the Merger.

     10.09 Section Headings and Defined Terms.  The section headings contained
           ----------------------------------
herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

     10.10 Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     10.11 Entire Agreement.  This Agreement, together with the Disclosure
           ----------------
Schedule and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings.

     10.12 Income Tax Position.  None of Envirogen, the Company, or the
           -------------------
Stockholders shall take a position for income tax purposes which is inconsistent with this Agreement, including the position stated in the Recitals to this Agreement to the effect that the Merger is intended to be a tax-free reorganization under Section 368(a)(1)(A) of the Code.

     10.13 Enforcement Expenses.  In the event of any litigation, arbitration,
           --------------------
or other legal proceeding to enforce, interpret or recover damages for breach of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in the proceeding in addition to any other relief to which the prevailing party is entitled.

     10.14 Access to Records.  Envirogen agrees that the Stockholders and their
           -----------------
attorneys, agents, accountants and designees may have such access to the books and records of the Company and such right to make copies thereof, for the one-year period from and after the Effective Time, as the Stockholders may reasonably deem necessary or desirable. Any such examination shall be at the expense of the Stockholders, shall be performed at the place where such books and records are regularly maintained by Envirogen during Envirogen's normal business hours and shall not interfere with Envirogen's normal business activities. Such access to the Company's books and records shall extend only insofar as such books and records relate to the Stockholders and/or matters or events arising prior to the Closing Date relating to the Company or the Stockholders.

     IN WITNESS WHEREOF, Envirogen and the Company have caused this Agreement to be signed by their respective duly authorized officers, and the Stockholders have signed this Agreement, on the date first above written.


ATTEST:                                 ENVIROGEN, INC.


/s/ Gale Smith                             /s/ Harcharan S. Gill
________________________________        By:_________________________________
Gale Smith                                 Harcharan S. Gill
Assistant Secretary                        President


ATTEST:                                 FLUID MANAGEMENT, INC.


/s/ Douglas W. Jacobson                    /s/ William C. Smith
________________________________        By:_________________________________
Douglas W. Jacobson                        William C. Smith
Secretary                                  President


WITNESS:                                STOCKHOLDERS:

/s/ Douglas W. Jacobson                 /s/ William C. Smith
________________________________        ____________________________________
                                        William C. Smith
                                        Social Security No: ###-##-####

/s/ William C. Smith                    /s/ Douglas W. Jacobson
________________________________        ____________________________________
                                        Douglas W. Jacobson
                                        Social Security No.: ###-##-####

/s/ Richard W. Schowengerdt             /s/ Gary W. Hawk
________________________________        ____________________________________
                                        Gary W. Hawk
                                        Social Security No.: ###-##-####

/s/ Gary W. Hawk                        /s/ Richard W. Schowengerdt
________________________________        ____________________________________
                                        Richard W. Schowengerdt
                                        Social Security No.: ###-##-####